Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114922

PROSPECTUS

Issuer:	United Rentals (North America), Inc.

Guarantors:	United Rentals Inc., our parent company, and, subject to limited exceptions, our current and future domestic subsidiaries.

Offer to Exchange:	$375,000,000 of 7% Senior Subordinated Notes due 2014, Series B, guaranteed on an unsecured senior subordinated basis by the guarantors and registered under the Securities Act of 1933.

for

$375,000,000 of 7% Senior Subordinated Notes due 2014, Series A, guaranteed on an unsecured senior subordinated basis by the guarantors.

Expiration Date:	The exchange offer will remain open for acceptance for 30 days and will expire at 5:00 p.m. New York City time on June 15, 2004, subject to our right to extend the expiration date for up to 60 days. If we elect to extend the expiration date, the expiration date will in no event be later than August 16, 2004.

In January 2004, we issued $375,000,000 aggregate principal amount of our 7% Senior Subordinated Notes due 2014. These securities were not registered under the Securities Act of 1933. We are now offering you the opportunity to exchange these unregistered notes for an equivalent amount of registered notes. The registered notes will be identical in all material respects to the unregistered notes, except for certain differences relating to transfer restrictions and registration rights.

We will pay interest on the notes each February 15 and August 15. The first interest payment will be made on August 15, 2004. We may redeem the notes on or after February 15, 2009. Prior to February 15, 2007, we may redeem up to 35% of the notes issued under the indenture from the proceeds of equity offerings. There is no sinking fund for the notes.

Our obligations under the notes, including full and prompt payment of principal and interest when due, will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by our parent company, United Rentals, Inc., and, subject to limited exceptions, our current and future domestic subsidiaries. Our foreign subsidiaries will not be guarantors.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 4, 2004.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to United Rentals (North America), Inc., Attention: Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131. Our website address is www.unitedrentals.com.

IN ORDER TO OBTAIN TIMELY DELIVERY OF ANY INFORMATION YOU MAY REQUEST, YOU MUST SUBMIT YOUR REQUEST NO LATER THAN JUNE 8, 2004, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE THE EXCHANGE OFFER EXPIRES.

i

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements and related notes that we incorporate by reference into this prospectus.

Unless otherwise indicated, (i) the term “URI” refers to United Rentals (North America), Inc., the issuer of the notes, (ii) the term “Holdings” refer to United Rentals, Inc., the parent of URI and a guarantor of the notes, and (iii) the terms “United Rentals,” “we,” “us,” “our,” “our company” or “the company” refer to Holdings and its subsidiaries.

The Company

United Rentals is the largest equipment rental company in North America. We offer for rent over 600 types of equipment—everything from heavy machines to hand tools—through our network of more than 730 rental locations in the United States, Canada and Mexico. Our customers include construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. In 2003, we added 200,000 new customers, increasing our total customer base to 1.9 million, and generated revenues of approximately $2.9 billion.

Our fleet of rental equipment, the largest in the world, includes over 500,000 units having an original purchase price of approximately $3.7 billion. The fleet includes:

•	General construction and industrial equipment, such as backhoes, skid-steer loaders, forklifts, earth moving equipment, material handling equipment, compressors, pumps and generators;

•	Aerial work platforms, such as scissor lifts and boom lifts;

•	General tools and light equipment, such as power washers, water pumps, heaters and hand tools;

•	Traffic control equipment, such as barricades, cones, warning lights, message boards and pavement marking systems; and

•	Trench safety equipment for below ground work, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers and line testing equipment.

In addition to renting equipment, we sell used rental equipment, act as a dealer for new equipment and sell related merchandise and contractor supplies, parts and service.

Background to Issuance of the Notes

In 2004, we refinanced approximately $2.1 billion of our debt. The purpose of this refinancing was to reduce our interest expense and extend the maturities on a substantial amount of our debt. As part of this refinancing, we:

•	obtained a new senior secured credit facility to replace the senior secured credit facility we previously had in place;

•	sold $375 million of 7% Senior Subordinated Notes Due 2014 to which this exchange offer relates;

•	sold $1 billion of new 6 1/2% Senior Notes Due 2012;

•	repaid $639 million of term loans and $52 million of borrowings that were outstanding under our old credit facility;

•	repurchased $845 million principal amount of our 10 3/4% Senior Notes due 2008, pursuant to a tender offer, for aggregate consideration of $970 million;

•	redeemed $300 million principal amount of our outstanding 9 1/4% Senior Subordinated Notes due 2009 at an aggregate redemption price of $314 million; and

•	redeemed $250 million principal amount of our outstanding 9% Senior Subordinated Notes due 2009 at an aggregate redemption price of $261 million.

The new notes described above were issued by URI and guaranteed by Holdings and, subject to limited exceptions, our domestic subsidiaries.

The Exchange Offer

The Exchange Offer

The 7% Senior Subordinated Notes due 2014 that we issued as described above were not registered under the Securities Act of 1933. At the time we issued these notes, we entered into a registration rights agreement which obligated us to offer to exchange the unregistered notes for registered notes. In order to satisfy this obligation, we are now offering you the opportunity to exchange your unregistered notes for an equivalent amount of registered notes. The notes may be exchanged only in multiples of $1,000.

Required Representations	In order to participate in this exchange offer, you will be required to make certain representations in a letter of transmittal, including that:

•	you are not affiliated with us;

•	you are not a broker-dealer that purchased your notes directly from us;

•	you will acquire the registered notes in the ordinary course of business;

•	either (a) you have not agreed with anyone to distribute the notes or (b) you have not agreed with us or our affiliates to distribute the notes and you are a broker-dealer that purchased unregistered notes for your own account as part of market-making or trading activities; and

•	if you are holding the notes as nominee for a beneficial owner, that the beneficial owner has made the representations set forth above.

Resale of the Registered Notes

We believe that the registered notes acquired in this exchange offer may be freely traded without compliance with the provisions of the Securities Act of 1933 that call for registration and delivery of a prospectus, except as described in the following paragraph.

If you are a broker-dealer that purchased unregistered notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell registered notes. We have agreed in the registration rights agreement to allow you to use this prospectus for such purpose during the 90-day period following consummation of the exchange offer (subject to limitations under certain circumstances). We may be required to extend this 90-day period under certain circumstances described herein.

If you are a broker-dealer, you will be required to confirm that you will comply with the prospectus delivery requirements described above.

Accrued Interest on the Unregistered Original Notes	Any interest that is accrued on an unregistered original note that is exchanged will be payable instead on the new registered note received in the exchange.

Procedures for Exchanging Notes	In order to exchange notes in this exchange offer, you must, prior to 5:00 p.m. on the expiration date:

•	deliver the notes to the exchange agent using the book-entry procedures described herein; and

•	agree to be bound by the terms of the accompanying letter of transmittal in accordance with the procedures described herein.

The procedures mentioned above are described under the heading “The Exchange Offer—Procedures for Tendering.”

Expiration Date	5:00 p.m., New York City time, on June 15, 2004, unless the exchange offer is extended.

Exchange Date	We will notify the exchange agent of the date of acceptance of the notes for exchange.

Withdrawal Rights

If you tender your notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time prior to 5:00 p.m., New York City time, on the day this exchange offer expires. The procedures for effecting a withdrawal are described under the heading “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Original Notes and Delivery of Registered Notes

We will accept any unregistered original notes that are properly tendered for exchange prior to 5:00 p.m., New York City time, on the day this exchange offer expires. The registered notes will be delivered promptly after expiration of this exchange offer.

Exchange Offer Conditions	This exchange offer is subject to certain customary conditions concerning, among other things, changes to existing law and governmental approvals. We may waive these conditions.

Tax Consequences	The exchange of notes in the exchange offer should not be a taxable event for federal income tax purposes.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer.

Exchange Agent	The Bank of New York is serving as the exchange agent. Their address and telephone number are provided under the heading “The Exchange Offer—Exchange Agent.”

Effect on Holders of Unregistered Original Notes

Any unregistered original notes that remain outstanding after this exchange offer will continue to be subject to transfer restrictions. These restrictions provide that notes that are not registered under the Securities Act of 1933 may not be offered or sold, except in a transaction that is exempt from or not subject to the registration requirements of such Act. After this exchange offer, holders of unregistered original notes will not have any further right to have their notes exchanged for registered notes (subject to certain limited exceptions described under the heading “Registration Rights Agreement.”) As a result, any market for unregistered original notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

Summary of Terms of the Registered Notes

This exchange offer applies to $375 million aggregate principal amount of the original unregistered notes. The terms of the registered notes will be essentially the same as the original unregistered notes, except that (1) the registered notes will not be subject to the restrictions on transfer that apply to the unregistered original notes, and (2) the registration rights relating to the original unregistered notes are different than those relating to the registered notes. The registered notes issued in this exchange offer will evidence the same debt as the original unregistered notes and both series of notes will be entitled to the benefits of the same indenture and treated as a single class of debt securities. Unless otherwise indicated, all references in the summary below to the “notes” refer to both the original unregistered notes and the registered notes to be issued in this exchange offer.

Issuer	United Rentals (North America), Inc.

Notes Offered	$375 million aggregate principal amount of 7% Senior Subordinated Notes due 2014 which have been registered under the Securities Act of 1933.

Maturity	February 15, 2014.

Interest Payment Dates	Each February 15 and August 15, commencing August 15, 2004.

Optional Redemption	We may redeem some or all of the notes at our option at any time on or after February 15, 2009, at the redemption prices listed under “Description of the Notes—Optional Redemption.”

In addition, on or before February 15, 2007, we may, at our option, use the net proceeds from one or more public equity offerings to redeem up to 35% of the aggregate principal amount of the notes issued under the indenture, at a redemption price of 107.000% of the principal amount thereof, plus accrued but unpaid interest. See “Description of the Notes—Optional Redemption.”

Guarantees

The notes have been guaranteed on an unsecured senior subordinated basis by URI’s parent and, subject to limited exceptions, URI’s current and future United States subsidiaries. The notes are not guaranteed by URI’s foreign subsidiaries.

Ranking	The notes are unsecured senior subordinated obligations of URI. The ranking of the notes and guarantees is as follows:

•	the notes are junior to any existing and future senior indebtedness of URI, and the guarantee of each guarantor is junior to any existing and future senior indebtedness of such guarantor;

•	the notes are effectively junior to all indebtedness and other obligations, including trade payables, of all our non-guarantor subsidiaries;

•	the notes rank equally with all existing and future unsecured senior subordinated indebtedness of URI, and the guarantee of each guarantor ranks equally with all unsecured senior subordinated indebtedness of such guarantor; and

•	the notes rank senior to all existing and future unsecured subordinated indebtedness of URI, and the guarantee of each guarantor ranks senior to all unsecured subordinated indebtedness of such guarantor.

As of December 31, 2003, as adjusted to give effect to the transactions described under “Background to Issuance of the Notes”:

•	URI had outstanding an aggregate of approximately $1,904 million of senior indebtedness that is senior to the notes, including approximately $878 million of secured indebtedness;

•	the guarantors had guaranteed on a senior unsecured basis substantially all of URI’s outstanding senior indebtedness;

•	our non-guarantor subsidiaries had outstanding an aggregate of approximately $64 million of indebtedness and other obligations that are effectively senior to the notes;

•	URI had outstanding an aggregate of approximately $669 million of unsecured indebtedness (other than the notes) that ranks equally with the notes; and

•	the guarantors had guaranteed on a senior subordinated basis approximately $525 million of the outstanding indebtedness of URI (other than the notes) that ranks equally with the notes, and URI’s parent had guaranteed another $144 million of the outstanding indebtedness of URI (other than the notes) that ranks equally with the notes.

The Indenture governing the notes permits URI and its subsidiaries to incur additional indebtedness, subject to certain exceptions.

Change of Control

If we experience specific kinds of change of control events, URI must offer to repurchase the notes at a price of 101% of the principal amount thereof, plus accrued but unpaid interest, if any, to the date of the repurchase. See “Description of the Notes—Change of Control.”

Certain Covenants

The Indenture governing the notes contains certain covenants, including limitations on (i) indebtedness, (ii) restricted payments, (iii) liens, (iv) the disposition of proceeds of asset sales, (v) issuance of preferred stock of Restricted Subsidiaries (as defined herein), (vi) transactions with affiliates, (vii) dividend and other payment restrictions affecting Restricted Subsidiaries, (viii) designations of Unrestricted Subsidiaries (as defined herein), (ix) additional subsidiary guarantees and (x) mergers, consolidations or sales of substantially all our assets. Each of our covenants are subject to important exceptions and qualifications. See “Description of the Notes—Certain Covenants” and “—Consolidation, Merger and Sale of Assets, Etc.”

Absence of Public Market	The registered notes that will be issued in this exchange offer are new securities for which there is currently no established trading market.

We do not intend to apply for listing of the registered notes on any securities exchange or for quotation of such notes through the Nasdaq National Market. Accordingly, we cannot provide you with any assurance as to the development or liquidity of any market for the notes. If a market for the registered notes develops, the notes could trade at a discount from their principal amount.

Although the original unregistered notes are currently eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (“PORTAL”) market of the National Association of Securities Dealers, Inc., the registered notes will not be eligible for trading through PORTAL.

Risk Factors

See “Risk Factors” beginning on page 9 for a discussion of certain factors you should carefully consider in connection with this exchange offer and an investment in the notes.

Summary Consolidated Financial Information

The tables below present selected consolidated financial information for our company. You should read this information together with the information set forth under “Selected Consolidated Financial Information” and the consolidated financial statements of our company and the related notes which are incorporated by reference herein. Note that columns may not add due to rounding.

The balance sheet data under the heading “As Adjusted” adjusts the balance sheet data as of December 31, 2003 to give effect to the transactions described under “Background to Issuance of the Notes”.

Summary Consolidated Financial Information

	Year Ended December 31,
	2001		2002	2003
Income statement data:	(dollars in millions)
Revenues:
Equipment rentals	$2,213		$2,155	$2,177
Sales of rental equipment	147		176	181
Sales of equipment and merchandise and other revenues	527		490	509

Total revenues	2,887		2,821	2,867
Gross profit
Gross profit from equipment rentals	838		692	652
Gross profit from sales of rental equipment	58		59	59
Gross profit from sales of equipment and merchandise and other revenues	143		135	137

Total gross profit	1,039		886	848
Operating income	462		112	30
Interest expense(1)	222		196	209
Preferred dividends of a subsidiary trust	20		18	15
Income (loss) before provision for income taxes, cumulative effect of change in accounting principle and extraordinary item	196		(101)	(327)
Extraordinary item, net
Cumulative effect of change in accounting principle, net(2)			(288)
Net income (loss)	111		(398)	(259)

Other financial data:
Depreciation and amortization	$428		$385	$402
Ratio of earnings to fixed charges(3)	1.6	x

Capital expenditures:
Rental	$450		$492	$336
Non-Rental	48		39	42

	As of December 31, 2003
	Historical	As Adjusted
Balance sheet data:	(dollars in millions)
Cash and cash equivalents	$79	$79
Rental equipment, net	2,071	2,071
Goodwill(4)	1,438	1,438
Total assets	4,722	4,724
Total debt	2,817	3,000
Subordinated convertible debentures(5)	222	222
Total shareholders’ equity	1,141	1,036

(1)	Interest expense excludes the amortization of deferred financing fees.
(2)	Upon the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, we ceased amortizing goodwill and other intangible assets deemed to have indefinite lives and performed a transitional goodwill impairment test. This test resulted in a charge of $288.3 million, net of tax benefit, and was recorded as a cumulative effect of change in accounting principle in the first quarter of 2002.
(3)	For purposes of determining the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes and extraordinary items plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance costs, and the interest portion of rental expense. The ratio for the years 2002 and 2003 was less than 1x and the amount of the deficiency was approximately $101.4 million in 2002 and approximately $326.5 million in 2003.
(4)	Goodwill is defined as the excess of cost over the fair value of identifiable net assets of businesses acquired.
(5)	These debentures represent an obligation of Holdings to a subsidiary trust and are not an obligation of URI. Although not legally obligated to do so, URI has made, and expects that it will continue to make, cash distributions to Holdings to enable Holdings to pay interest on these debentures.

RISK FACTORS

You should carefully consider the following factors and the other information in this prospectus in connection with this exchange offer and an investment in the notes.

Risks Related to Our Indebtedness

Our substantial indebtedness will require us to devote a substantial portion of our cash flow to debt service and could, among other things, constrain our ability to obtain additional financing and make it more difficult for us to cope with a downturn in our business.

We have a substantial amount of indebtedness. As of December 31, 2003, as adjusted to give effect to the transactions described under “Prospectus Summary—Background to Issuance of the Notes”, we would have had $3 billion of indebtedness. Our substantial indebtedness has the potential to affect us adversely in a number of ways. For example, it will or could:

•	require us to devote a substantial portion of our cash flow to debt service, reducing the funds available for other purposes;

•	constrain our ability to obtain additional financing, particularly since substantially all of our assets are subject to security interests relating to existing indebtedness; or

•	make it difficult for us to cope with a downturn in our business or a decrease in our cash flow.

Furthermore, if we are unable to service our indebtedness and fund our business, we will be forced to adopt an alternative strategy that may include:

•	reducing or delaying capital expenditures;

•	limiting our growth;

•	seeking additional capital;

•	selling assets; or

•	restructuring or refinancing our indebtedness.

Even if we adopt an alternative strategy, the strategy may not be successful and we may continue to be unable to service our indebtedness and fund our business.

Our business could be hurt if we are unable to satisfy the financial tests required by our credit facility and term loan. Furthermore, restrictive covenants could adversely affect our operating results by limiting our flexibility.

Under the agreement governing our senior secured credit facility, we are required to, among other things, satisfy certain financial tests relating to: (a) the interest coverage ratio, (b) the ratio of funded debt to cash flow, (c) the ratio of senior secured debt to tangible assets and (d) the ratio of senior secured debt to cash flow. If we are unable to satisfy any of these covenants, the lenders could elect to terminate the credit facility and require us to repay the outstanding borrowings under the credit facility. In such event, unless we are able to refinance the indebtedness coming due and replace the credit facility, we would likely not have sufficient liquidity for our business needs and be forced to adopt an alternative strategy as described above. Even if we adopt an alternative strategy, the strategy may not be successful and we may not have sufficient liquidity for our business.

We are also subject to various other covenants under the agreements governing our credit facility and other indebtedness. These covenants limit or prohibit, among other things, our ability to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, create liens, make acquisitions, sell assets and engage in mergers and acquisitions. These covenants could adversely affect our operating results by significantly limiting our operating and financial flexibility.

An increase in market interest rates would increase our interest expense and our debt service obligations because some of our debt bears interest at variable rates.

A portion of our indebtedness bears interest at variable rates that are linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest expense and our debt service obligations. On December 31, 2003, as adjusted to give effect to the transactions described under “Prospectus Summary—Background to Issuance of the Notes” and taking into account our interest rate swap agreements, we had $2,058 million of variable rate indebtedness.

Risks Related to the Notes

The notes and the guarantees are subordinated to URI’s and the guarantors’ senior indebtedness. Furthermore, because URI’s foreign subsidiaries are not guarantors, the notes are effectively subordinated to all indebtedness and other obligations, including trade payables, of such subsidiaries.

The notes are general unsecured obligations of URI and are subordinated in right of payment to the prior payment of all current and future senior indebtedness of URI. Likewise, the guarantees of the notes are the general unsecured obligations of the guarantors and are subordinated in right of payment to the prior payment of all current and future senior indebtedness of the guarantors. Finally, our foreign subsidiaries are not guarantors of the notes and, as a result, the notes are effectively subordinated to all indebtedness and other obligations, including trade payables, of our subsidiaries that are not guarantors.

The effect of this subordination is that:

•	if URI were to undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, URI’s assets would be available to pay its obligations on the notes only after all of its senior indebtedness is paid;

•	if a guarantor were to undergo one of those types of proceedings, its assets would be available to pay its obligations on the guarantee of the notes only after all of its senior indebtedness is paid;

•	if any of our non-guarantor subsidiaries were to undergo one of those types of proceedings, its assets would be available to pay the notes only after all its obligations are paid; and

•	no cash payments with respect to the notes may be made if a payment default exists with respect to any of URI’s senior indebtedness and, under certain circumstances, no cash payments with respect to the notes may be made for a period of up to 179 days (during each period of 360 days) if a non-payment default exists with respect to any of URI’s designated senior indebtedness.

As of December 31, 2003, as adjusted to give effect to the transactions described under “Prospectus Summary—Background to Issuance of the Notes”:

•	URI had outstanding an aggregate of approximately $1,904 million of senior indebtedness that is senior to the notes, including approximately $878 million of secured indebtedness;

•	The guarantors had guaranteed on a senior unsecured basis substantially all of URI’s outstanding senior indebtedness;

•	our non-guarantor subsidiaries had outstanding an aggregate of approximately $64 million of indebtedness and other obligations that are effectively senior to the notes;

•	URI had outstanding an aggregate of approximately $669 million of unsecured indebtedness that ranks equally with the notes; and

•	the guarantors had guaranteed on a senior subordinated basis approximately $525 million of the outstanding indebtedness (other than the notes) of URI that ranks equally with the notes, and URI’s parent had guaranteed another $144 million of the outstanding indebtedness of URI (other than the notes) that ranks equally with the notes.

The indenture governing the notes permits us and our subsidiaries to incur additional debt, subject to certain limitations. Any new indebtedness (including borrowings under our revolving credit facility) would be treated as senior indebtedness, except for indebtedness that specifically provides that it ranks equal with, or junior to, the notes and the guarantee, as applicable.

The notes and guarantees are unsecured. As a result, holders of our secured indebtedness will have a prior claim on our assets, in addition to the priority that they have by virtue of the subordination provisions described above.

The indenture governing the notes permits us and our subsidiaries to incur secured indebtedness subject to certain limitations. Our secured indebtedness includes all borrowings under our revolving credit facility and our outstanding term loans. If an event of default occurs under our secured indebtedness, the lenders thereunder will have the right to exercise the remedies (such as foreclosure) available to a secured lender under applicable law and the agreements governing such secured indebtedness. Since the notes and the guarantees are unsecured, the effect of such security interest is to give the lenders under such secured indebtedness a prior claim on our assets, in addition to the priority that they have by virtue of the subordination provisions described above.

URI has a holding company structure and will depend on distributions from its subsidiaries in order to pay the notes and certain provisions of law or contractual restrictions could limit distributions from its subsidiaries.

URI derives substantially all its operating income from, and holds substantially all its assets through, its subsidiaries. The effect of this structure is that URI will depend on the earnings of its subsidiaries, and the payment or other distribution to URI of these earnings, in order to meet its obligations under the notes and other outstanding debt. Provisions of law, such as those requiring that dividends be only paid from surplus, could limit the ability of URI’s subsidiaries to make payments or other distributions to URI. Furthermore, these subsidiaries could agree to contractual restrictions on their ability to make distributions.

The guarantee of the notes by Holdings does not give noteholders a claim to significant assets other than those to which they already have a claim as direct creditors of URI. Furthermore, substantially all of Holdings’ assets are subject to an existing security interest, which gives certain of our lenders a priority claim to such assets.

The notes are guaranteed by Holdings. However, substantially all of Holdings’ net worth is attributable to the stock of URI owned by Holdings. Consequently, the Holdings guarantee does not give noteholders a claim to significant assets other than those to which they already have a claim as direct creditors of URI. Furthermore, substantially all of Holdings’ assets are subject to a security interest in favor of the lenders that have provided our credit facilities, which give these lenders a priority claim to such assets.

If we experience a change of control, we will be required to make an offer to repurchase the notes. However, we may be unable to do so due to lack of funds or covenant restrictions. As a result, you may have to continue to hold your notes even after a change of control.

If we experience a change of control, we will be required to make an offer to purchase all outstanding notes at 101% of their principal amount plus accrued but unpaid interest, if any, to the date of repurchase. However, we may be unable to do so because:

•	we might not have enough available funds, particularly since a change of control could cause part or all of our other indebtedness to become due; and

•	the agreements governing our credit facility and other secured indebtedness would prohibit us from repurchasing the notes, unless we were able to obtain a waiver or refinance such indebtedness.

A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only URI to satisfy claims.

A guarantee that is found to be a fraudulent transfer may be voided under the fraudulent transfer laws described below. The application of these laws requires the making of complex factual determinations and estimates as to which there may be different opinions and views.

In general, federal and state fraudulent transfer laws provide that a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

It is not certain that there will be a trading market for the notes.

It is not certain that there will be an active trading market for the notes because there currently is no trading market for the notes, and we do not intend to list the notes on any exchange. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

The trading price for our notes may be volatile and, as a result, you may not be able to sell your notes for as much as you paid for them.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for noninvestment grade securities, general economic conditions, and securities analysts’ recommendations regarding our securities. As a result, you may not be able to sell your notes for as much as you paid for them.

If you fail to comply with the procedures described in this prospectus, you may lose your opportunity to participate in this exchange offer.

Issuance of registered notes in exchange for unregistered original notes will only occur upon completion of the procedure described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering.”

Therefore, holders of unregistered original notes who wish to exchange them for registered notes should allow sufficient time for timely completion of the exchange procedure. We are not obligated to notify you of any failure to follow the proper procedure. If you fail to comply with the procedures described in this prospectus, you may lose your opportunity to participate in this exchange offer.

If you are a broker-dealer, you may be required to deliver a prospectus when you sell registered notes. However, you may not have a proper prospectus to deliver and, consequently, your ability to resell the registered notes may be limited.

If you are a broker-dealer that purchased unregistered original notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell registered notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, you may not have a proper prospectus to deliver and your ability to sell the registered notes may be limited.

You are required to make certain representations to participate in this exchange offer. If you make any false representations, the notes that you receive may not be freely tradable.

In order to participate in the exchange offer, you will be required to make certain representations in a letter of transmittal as described herein. If any of these representations are falsely made, the notes received in exchange for your unregistered original notes may be restricted, meaning that they would not be freely tradable.

Risks Related to Our Business

Our operating results may fluctuate, which could affect the trading value of the notes.

We expect that our revenues and operating results may fluctuate from quarter to quarter or over the longer term, which could adversely affect the trading value of the notes. Factors that might cause such fluctuations, include:

•	seasonal rental patterns of our customers, with rental activity tending to be lower in the winter;

•	completion of acquisitions;

•	changes in the amount of revenue relating to renting traffic control equipment, since revenues from this equipment category tend to be more seasonal than the rest of our business;

•	changes in the size of our rental fleet or in the rate at which we sell our used equipment;

•	changes in government spending for infrastructure projects;

•	changes in demand for our equipment or the prices thereof due to changes in economic conditions, competition or other factors;

•	changes in the interest rates applicable to our floating rate debt;

•	increases in costs (including the cost of fuel, which tends to fluctuate significantly);

•	if we determine that a potential acquisition will not be consummated, the need to charge against earnings any expenditures relating to such transaction (such as financing commitment fees, merger and acquisition advisory fees and professional fees) previously capitalized; or

•	the possible need, from time to time, to take goodwill write-offs as described below or other write-offs or special charges due to a variety of occurrences such as the adoption of new accounting standards, store consolidations or closings, the refinancing of existing indebtedness, the impairment of assets, the buy-out of equipment leases or the accelerated vesting of restricted stock awards.

If we are unable to obtain additional capital as required, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment, making acquisitions, opening new rental locations and refinancing existing indebtedness.

If the cash that we generate from our business, together with cash on hand and cash that we may borrow under our credit facility, is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. However, we may not succeed in obtaining the requisite additional financing on terms that are satisfactory to us or at all. If we are unable to obtain sufficient additional capital in the future, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment, making acquisitions, opening new rental locations and refinancing existing indebtedness.

Decreases in construction and industrial activities could adversely affect our revenues and operating results by decreasing the demand for our equipment or the prices that we can charge.

Our general rental equipment is principally used in connection with construction and industrial activities and our traffic control equipment is principally used in connection with the construction or repair of roads and bridges and similar infrastructure projects. Weakness in our end markets, such as a decline in construction or industrial activity or a reduction in infrastructure projects, may lead to a decrease in the demand for our equipment or the prices that we can charge. Any such decrease could adversely affect our operating results by decreasing revenues and gross profit margins. For example, there have been significant declines in non-residential construction activity in 2002 and 2003 and reductions in government spending on infrastructure projects in several key states. This weakness in our end markets adversely affected our results in 2002 and 2003 as described in our Annual Report on Form 10-K for 2003.

We have identified below certain factors that may cause further weakness in our end markets, either temporarily or long-term:

•	continuation of weakness in the economy or the onset of a recession;

•	reductions in government spending for roads, bridges and other infrastructure projects;

•	an increase in interest rates;

•	adverse weather conditions which may temporarily affect a particular region; or

•	terrorism or hostilities involving the United States.

If we lose any member of our senior management team and are unable to find a suitable replacement, we may not have the depth of senior management resources required to efficiently manage our business and execute our growth strategy.

Our success is highly dependent on the experience and skills of our senior management team. If we lose the services of any member of this team and are unable to find a suitable replacement, we may not have the depth of senior management resources required to efficiently manage our business and execute our strategy. We do not maintain “key man” life insurance on the lives of members of senior management.

Our industry is highly competitive, and competitive pressures could lead to a decrease in our market share or in the prices that we can charge.

The equipment rental industry is highly fragmented and competitive. Our competitors primarily include small, independent businesses with one or two rental locations, regional competitors which operate in one or more states, public companies or divisions of public companies, and equipment vendors and dealers who both sell and rent equipment directly to customers. We may in the future encounter increased competition from our existing competitors or from new companies. Competitive pressures could adversely affect our revenues and operating results by decreasing our rental volumes or depressing the prices that we can charge.

We have made acquisitions, which entails certain risks. It is possible that we will not realize the expected benefits from our acquisitions or that our existing operations will be harmed as a result of acquisitions.

We have grown in part through acquisitions and may continue to do so. We will consider potential acquisitions of varying sizes and may, on a selective basis, pursue acquisitions or consolidation opportunities involving other public companies or large privately-held companies. We expect to pay for future acquisitions using cash, capital stock, notes and/or assumption of indebtedness. To the extent that our existing sources of cash are not sufficient to fund future acquisitions, we will require additional debt or equity financing and, consequently, our indebtedness may increase as we implement our growth strategy.

The making of acquisitions entails certain risks, including:

•	unrecorded liabilities of acquired companies that we fail to discover during our due diligence investigations;

•	difficulty in assimilating the operations and personnel of the acquired company with our existing operations or in maintaining uniform standards; and

•	loss of key employees of the acquired company.

Goodwill related to acquisitions represents a substantial portion of our total assets. If the fair value of the goodwill should drop below the recorded value, we would be required to write off the excess goodwill. Any write-off would reduce our total assets and stockholders’ equity and be a charge against income.

On December 31, 2003, we had on our balance sheet goodwill in the amount of $1,437.8 million, which represented approximately 30% of our total assets at such date. This goodwill is an intangible asset and represents the excess of the purchase price that we paid for acquired businesses over the estimated fair value of the net assets of those businesses. We are required to test our goodwill for impairment at least annually. In general, this means that we must determine whether the fair value of the goodwill, calculated in accordance with applicable accounting standards, is at least equal to the recorded value shown on our balance sheet. If the fair value of the goodwill is less than the recorded value, we are required to write off the excess goodwill as an expense. Any write-off would reduce our total assets and stockholders’ equity and be a charge against income.

We assess impairment solely on the basis of recent historical performance and without reference to expected future performance. This means that, if the historical data for a reporting unit indicates impairment, a goodwill write-off is required even when we believe that reporting unit’s future performance will be significantly better. The fact that we use only historical financial data in assessing impairment increases the likelihood that we will be required to take additional non-cash goodwill write-offs in the future.

Disruptions in our information technology systems could adversely affect our operating results by limiting our capacity to effectively monitor and control our operations.

Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruptions in these systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions.

We are exposed to various possible claims relating to our business, and our insurance may not fully protect us.

We are exposed to various possible claims relating to our business. These possible claims include those relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related claims. We carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully protect us for a number of reasons, including:

•	our coverage is subject to deductibles per occurrence of $2 million for general liability, $2 million for workers’ compensation and $3 million for automobile liability and limited to a maximum of $100 million per occurrence;

•	we do not maintain coverage for environmental liability (other than legally required fuel storage tank coverage), since we believe that the cost for such coverage is high relative to the benefit that it provides; and

•	certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance.

If we are found liable for any significant claims that are not covered by insurance, our operating results could be adversely affected because our expenses related to claims would increase. It is possible that some or all of the insurance that is currently available to us will not be available in the future on economically reasonable terms or at all.

We are subject to numerous environmental and safety regulations. If we are required to incur compliance or remediation costs that are not currently anticipated our operating results could be hurt.

Our operations are subject to numerous laws governing environmental protection and occupational health and safety matters. These laws regulate such issues as wastewater, stormwater, solid and hazardous wastes and materials, and air quality. Under these laws, we may be liable for, among other things, (1) the costs of investigating and remediating contamination at our sites as well as sites to which we sent hazardous wastes for disposal or treatment regardless of fault and (2) fines and penalties for non-compliance. Our operations generally do not raise significant environmental risks, but we use hazardous materials to clean and maintain equipment, and dispose of solid and hazardous waste and wastewater from equipment washing, and store and dispense petroleum products from underground and above-ground storage tanks located at certain of our locations.

Based on the conditions currently known to us, we do not believe that any pending or likely remediation and compliance costs will have a material adverse effect on our business. We cannot be certain, however, as to the potential financial impact on our business if new adverse environmental conditions are discovered or environmental and safety requirements become more stringent. If we are required to incur environmental compliance or remediation costs that are not currently anticipated by us, our operating results could be adversely affected depending on the magnitude of the cost.

Labor disputes could disrupt our ability to serve our customers or lead to higher labor costs.

We have approximately 1,200 employees that are represented by unions and covered by collective bargaining agreements. If we should experience a prolonged labor dispute involving a significant number of our employees, our ability to serve our customers could be adversely affected. Furthermore, our labor costs could increase as a result of the settlement of actual or threatened labor disputes.

We have estimated the costs for the maintenance of our fleet based on the average age of our fleet. If our estimates are wrong, our operating results could be adversely affected because our maintenance expenses may be higher than anticipated.

In determining the optimal age for our fleet, we have made estimates concerning the relationship between the age of our fleet and required maintenance costs. If our estimates are wrong, our operating results could be adversely affected because our maintenance expenses may be higher than anticipated.

We have operations outside the United States. As a result, we may incur losses from currency conversions and have higher costs than we otherwise would have due to the need to comply with foreign laws.

Our operations in Canada and Mexico are subject to the risks normally associated with international operations. These include (1) the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, (2) the need to comply with foreign laws and (3) the possibility of political or economic instability in foreign countries.

CERTAIN INFORMATION CONCERNING THIS PROSPECTUS

We have not authorized anyone to give any information about this exchange offer that is not included in this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the registered notes in any place where, or to any person to whom, it is illegal to do so.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “intend,” or “anticipate” or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed above under “Risk Factors.” We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

We make available on our internet website free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports as soon as practicable after we electronically file such reports with the SEC. Our website address is www.unitedrentals.com. The information contained in our website is not incorporated by reference in this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus; however, to the extent that there are any inconsistencies between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus shall be deemed to supersede the earlier information. Any information we file with the SEC after the date of this prospectus and prior to the expiration of the exchange offer will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2003, filed by us on March 15, 2004 (Commission File No. 001-14387);

•	our Current Reports on Form 8-K filed by us on January 20, 2004, January 22, 2004, January 26, 2004, February 3, 2004, February 23, 2004 and April 22, 2004 (Commission File No. for all the above forms 8-K: 001-14387); and

•	All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the exchange offer.

We will provide without charge, upon written or oral request, to each person, including a beneficial owner, to whom this prospectus shall be delivered, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: United Rentals (North America), Inc., Attention: Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

CERTAIN INFORMATION CONCERNING OUR CREDIT FACILITIES AND TERM LOAN

Certain Information Concerning Our New Credit Facility

Our new senior secured credit facility includes (i) a $650 million revolving credit facility, (ii) a $150 million institutional letter of credit facility and (iii) a $750 million term loan. The revolving credit facility, institutional letter of credit facility and term loan are governed by the same credit agreement. Such credit agreement is included as an Exhibit to our 2003 Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

Set forth below is certain additional information concerning the revolving credit facility, institutional letter of credit facility and term loan.

Revolving Credit Facility. The revolving credit facility enables URI to borrow up to $650 million on a revolving basis and enables certain of our Canadian subsidiaries to borrow up to $150 million (provided that the aggregate borrowings of URI and the Canadian subsidiaries may not exceed $650 million). A portion of the revolving credit facility, up to $250 million, is available in the form of letters of credit. The revolving credit facility is scheduled to mature and terminate in February 2009.

Institutional Letter of Credit Facility (“ILCF”). The ILCF provides for up to $150 million in letters of credit. The ILCF is in addition to the letter of credit capacity under the revolving credit facility. The total combined letter of credit capacity under the revolving credit facility and the ILCF is $400 million. Subject to certain conditions, all or part of the ILCF may be converted into term loans. The ILCF is scheduled to terminate in February 2011.

Term Loan. The term loan was obtained in two draws. An initial draw of $550 million was obtained upon the closing of the credit facility in February 2004, and an additional $200 million was obtained on April 1, 2004. Amounts repaid in respect of the term loan may not be reborrowed.

The term loan must be repaid in installments as follows: (i) during the period from and including June 30, 2004 to and including March 31, 2010, URI must repay on each March 31, June 30, September 30 and December 31 of each year an amount equal to one-fourth of 1% of the original aggregate principal amount of the term loan and (ii) URI must repay on each of June 30, 2010, September 30, 2010, December 31, 2010, and February 14, 2011 an amount equal to 23.5% of the original aggregate principal amount of the term loan.

Interest. Borrowings by URI under the revolving credit facility accrue interest, at URI’s option, at either (A) the ABR rate (which is equal to the greater of (i) the Federal Funds Rate plus 0.5% and (ii) JPMorgan Chase Bank’s prime rate) plus a margin of 1.25%, or (B) an adjusted LIBOR rate plus a margin of 2.25%. The above interest rate margins are adjusted quarterly based on our Funded Debt to Cash Flow Ratio, up to the maximum margins described in the preceding sentence and down to minimum margins of 0.75% and 1.75% for revolving loans based on the ABR rate and the adjusted LIBOR rate, respectively.

Canadian dollar borrowings under the revolving credit facility accrue interest, at the borrower’s option, at either (A) the Canadian prime rate (which is equal to the greater of (i) the CDOR rate plus 1% and (ii) JPMorgan Chase Bank, Toronto Branch’s prime rate) plus a margin of 1.25%, or (B) the B/A rate (which is equal to JPMorgan Chase Bank, Toronto Branch’s B/A rate) plus a margin of 2.25%. These above interest rate margins are adjusted quarterly based on our Funded Debt to Cash Flow Ratio, up to the maximum margins described in the preceding sentence and down to minimum margins of 0.75% and 1.75% for revolving loans based on the Canadian prime rate and the B/A rate, respectively.

URI is also required to pay the lenders a commitment fee equal to 0.5% per annum in respect of undrawn commitments under the revolving credit facility.

Borrowings under the term loan accrue interest, at URI’s option, at either (a) the ABR rate (which is equal to the greater of (i) the Federal Funds Rate plus 0.5% and (ii) JPMorgan Chase Bank’s prime rate) plus a margin of 1.25%, or (b) an adjusted LIBOR rate plus a margin of 2.25% (which margins may be reduced to 1.00% and 2.00%, respectively, for certain periods based on our Funded Debt to Cash Flow Ratio).

If at any time an event of default under the credit agreement exists, the interest rate applicable to each revolving loan and term loan will be based on the highest margins described above plus 2%.

URI is also required to pay a fee at the rate of 0.10% per annum on the amount of the ILCF. In addition, URI is required to pay participation fees and fronting fees in respect of letters of credit. For letters of credit obtained under the ILCF, these fees accrue at the rate of 2.25% and 0.25% per annum, respectively.

Certain Information Concerning Receivables Securitization

We have an accounts receivable securitization facility under which one of our subsidiaries can borrow up to $250 million against a collateral pool of accounts receivable. The borrowings under this facility and the receivables in the collateral pool are included in the liabilities and assets, respectively, reflected on our consolidated balance sheet. However, such assets are only available to satisfy the obligations of the borrower subsidiary.

Key terms of this facility include:

•	borrowings may be made only to the extent that the face amount of the receivables in the collateral pool exceeds the outstanding loans by a specified amount;

•	the facility is structured so that the receivables in the collateral pool are the lenders’ only source of repayment;

•	prior to expiration or early termination of the facility, amounts collected on the receivables may, subject to certain conditions, be retained by the borrower, provided that the remaining receivables in the collateral pool are sufficient to secure the then outstanding borrowings; and

•	after expiration or early termination of the facility, no new amounts will be advanced under the facility and collections on the receivables securing the facility will be used to repay the outstanding borrowings.

Outstanding borrowings under the facility generally accrue interest at the commercial paper rate plus 1%. However, after expiration or early termination of the facility, outstanding borrowings will accrue interest at 0.5% plus the greater of (i) the prime rate and (ii) the Federal Funds Rate plus 0.5%. We are also required to pay a commitment fee of 0.45% per annum in respect of undrawn commitments under the facility. As of April 23, 2004, there was approximately $13 million outstanding under this facility.

The agreement governing this facility is scheduled to expire on September 30, 2006. However, the lenders under this facility, at their option, may terminate the facility earlier upon the occurrence of certain events, including: (i) the long-term senior secured debt rating of United Rentals (North America), Inc. or, subject to certain conditions, United Rentals, Inc., is downgraded to be at or below “B” by Standard & Poor’s Rating Services; (ii) the long-term senior unsecured debt rating of United Rentals (North America), Inc. or, subject to certain conditions, United Rentals, Inc., is downgraded to be at or below “CCC+” by Standard & Poor’s Rating Services; (iii) the long-term issuer rating of United Rentals (North America), Inc. or, subject to certain conditions, United Rentals, Inc., is downgraded to be at or below “Caa” by Moody’s Investors Service; (iv) the long-term senior implied rating of United Rentals (North America), Inc. or, subject to certain conditions, United Rentals, Inc., is downgraded to be at or below “B3” by Moody’s Investors Service; or (v) either Standard & Poor’s Rating Services or Moody’s Investors Service ceases to provide any such rating.

THE EXCHANGE OFFER

The following is a summary of the material terms of this exchange offer (“the Exchange Offer”). The full text of the documents underlying the Exchange Offer, including the Letter of Transmittal and the Registration Rights Agreement, are filed as exhibits to the registration statement of which this prospectus is a part.

Participation in the Exchange Offer is voluntary, and holders of unregistered original notes (the “Original Notes”) should carefully consider whether to participate. Holders of Original Notes are urged to consult their financial and tax advisors in making their decision on what action to take.

Purpose of the Exchange Offer; Effect on Holders of Original Notes

The Exchange Offer is being made in order to satisfy certain of URI’s obligations under a Registration Rights Agreement entered into in connection with the issuance of the Original Notes (the “Registration Rights Agreement”). See “Registration Rights Agreement.” Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and will be subject to all the limitations applicable thereto under the indenture governing the notes (the “Indenture”). All Original Notes that remain outstanding upon consummation of the Exchange Offer will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. In general, the Original Notes may not be offered or sold unless registered under the Securities Act of 1933 (the “Securities Act”), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. To the extent that the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Original Notes could be adversely affected.

Required Representations

In connection with any tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder (as defined below) of such Original Notes will be required to make certain representations in the Letter of Transmittal, including that (i) it is not affiliate of URI, (ii) it is not a broker-dealer that purchased such Original Notes directly from URI, (iii) any registered notes that it acquires in the Exchange Offer (the “Exchange Notes”) will be acquired by it in the ordinary course of its business and (iv) it has no arrangement with any person to participate in the distribution of the Exchange Notes; provided, however, that if the Book-Entry Holder is a broker-dealer that wishes to tender Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, it may represent, in lieu of the representation set forth in clause (iv), that it has no arrangement or understanding with URI, or any affiliate of URI, to participate in the distribution of the Exchange Notes. In addition, a Book-Entry Holder that holds any Original Notes as nominee will be required to confirm that the beneficial owner for which it is holding such Original Notes has made the representations provided for in the preceding sentence.

The term “Book-Entry Holder” with respect to any notes means the participant in the system of The Depository Trust Company (“DTC”) that is listed as the holder of such notes in the records maintained by DTC.

Resale of Exchange Notes

Based on interpretations by the staff of the Securities and Exchange Commission (the “Commission”) set forth in no-action letters issued to third parties, URI believes that (except as provided in the following two paragraphs) the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than an affiliate of URI) without compliance with the registration and prospectus delivery provisions of the Securities Act (subject to the representations set forth under “—Required Representations” being made and being accurate).

Any broker-dealer that receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may, if permitted by URI, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. URI has agreed in the Registration Rights Agreement that, for a period of 90 days following consummation of the Exchange Offer (subject to extension under certain circumstances described under “Plan of Distribution”), it will make this prospectus available to any broker-dealer for use in connection with any such resale (subject to limitations on the use of this prospectus under certain circumstances). Each broker-dealer that participates in the Exchange Offer will be required to confirm that it will comply with the prospectus delivery requirements described above. A broker-dealer that delivers a prospectus in connection with the resale of any Exchange Notes will be subject to certain of the civil liability provisions under the Securities Act. See “Plan of Distribution.”

In the event that any of the required representations set forth under “—Required Representations” is not true with respect to a holder that receives Exchange Notes pursuant to the Exchange Offer, the Exchange Notes received by such holder may be deemed to be restricted securities and, if so, such Exchange Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The conclusions set forth in the preceding three paragraphs are based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties. URI does not intend to seek its own no-action letter with respect to the Exchange Offer and there is no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such no-action letters to third parties.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, URI will accept for exchange all Original Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined herein). URI will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered.

The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes and, therefore, the defaults under the Registration Rights Agreement that may require URI to pay additional interest will be different for the Exchange Notes and the Original Notes. See “Registration Rights Agreement.” The Exchange Notes will evidence the same debt as the Original Notes and both series of notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities.

In connection with the issuance of the Original Notes, URI arranged for the Original Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through DTC. See “Description of the Notes—Book Entry; Delivery and Form.”

URI shall be deemed to have accepted validly tendered Original Notes when, as and if URI has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent (as defined herein). The Exchange Agent will act as agent for URI for the purposes of receiving the Exchange Notes from URI and delivering Exchange Notes to tendering holders of Original Notes. URI’s obligation to accept Original Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth under “—Conditions.”

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

Holders of Original Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. URI will pay all such charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See “—Solicitation of Tenders; Fees and Expenses.”

Holders of notes do not have appraisal or dissenters’ rights under the Delaware General Corporation Law or under the Indenture in connection with the Exchange Offer. URI intends to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

NEITHER THE BOARD OF DIRECTORS OF URI NOR URI MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

The Exchange Offer will remain open for acceptance for a period of not less than 30 days after the date notice of the Exchange Offer is mailed to holders of the Original Notes (or longer if required by applicable law). The Expiration Date will be 5:00 p.m., New York City time, on June 15, 2004, unless URI, in its sole discretion, extends the Exchange Offer for up to 60 days, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended. In order to extend the Expiration Date, URI will notify the Exchange Agent of any extension by oral (promptly confirmed in writing) or written notice and will instruct the Exchange Agent to notify the record holders by means of a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Original Notes previously tendered and not withdrawn as herein provided will remain subject to the Exchange Offer and may be accepted for exchange by URI on the Expiration Date.

Interest on the Exchange Notes

Interest on the notes is payable semi-annually on February 15 and August 15 of each year at the rate of 7% per annum. The first interest payment date will be August 15, 2004. Any interest that is accrued on an Original Note that is exchanged will be payable instead on the new Exchange Note received in the exchange.

Procedures for Tendering

Only a Book-Entry Holder of Original Notes may tender such Original Notes pursuant to the Exchange Offer. To tender any Original Notes pursuant to the Exchange Offer, the Book-Entry Holder of such Original Notes must make book-entry delivery of such Original Notes by causing DTC to transfer such Original Notes to the account of the Exchange Agent at DTC in accordance with DTC’s Automated Tender Offer Program (“ATOP”) prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) DTC must deliver an Agent’s Message (as defined below) prior to 5:00 p.m., New York City time, on the Expiration Date, indicating that DTC has received from such Book-Entry Holder an express acknowledgment that such Book-Entry Holder has received and agrees to be bound by the terms of the Letter of Transmittal or (ii) such Book-Entry Holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, in accordance with the instructions contained herein and therein, and deliver such Letter of Transmittal, or such facsimile, and any other required documentation to the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming part of the book-entry confirmation relating to a book-entry transfer of Original Notes through ATOP, which states that DTC has received an express acknowledgment from the DTC participant that is tendering the Original Notes which are the subject of such book entry confirmation, that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal.

The tender by a holder of Original Notes and the acceptance thereof by URI will constitute an agreement between such holder and URI in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL SHOULD BE SENT TO URI OR DTC.

All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Original Notes and withdrawal of tendered Original Notes will be determined by URI in its sole discretion, which determination will be final and binding. URI reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes URI’s acceptance of which would, in the opinion of counsel for URI, be unlawful. URI also reserves the right to waive prior to the Expiration Date any irregularities or conditions of tender as to particular Original Notes. URI’s interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived prior to the Expiration Date, any defects or irregularities in connection with tenders of Original Notes must be cured within such time prior to the Expiration Date as URI shall determine. Neither URI, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered or the tender of which is otherwise rejected by URI and as to which the defects or irregularities have not been cured or waived prior to the Expiration Date will be returned by the Exchange Agent to the Book-Entry Holder that tendered such Original Notes (by crediting an account maintained at DTC designated by such Book-Entry Holder) promptly following the Expiration Date.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To withdraw a tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder that tendered such Original Notes must, prior to 5:00 p.m., New York City time, on the Expiration Date, either (i) withdraw such tender in accordance with the appropriate procedures of the ATOP system or (ii) deliver to the Exchange Agent a written or facsimile transmission notice of withdrawal at the address set forth herein. Any such notice of withdrawal must contain the name and number of the Book-Entry Holder, the amount of Original Notes to which such withdrawal relates, the account at DTC to be credited with the withdrawn Original Notes and the signature of the Book-Entry Holder. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by URI in its sole discretion, whose determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are withdrawn will be returned by the Exchange Agent to the Book-Entry Holder that tendered such Original Notes (by crediting an account maintained at DTC designated by such Book-Entry Holder) promptly after withdrawal. Properly withdrawn Original Notes may be retendered at any time prior to the Expiration Date by following the procedures described under “—Procedures for Tendering.”

Conditions

Set forth below is information concerning the conditions to the Exchange Offer. All conditions, other than conditions subject to regulatory approvals, must be satisfied or waived prior to the Expiration Date.

Notwithstanding any other term of the Exchange Offer, URI shall not be required to accept for exchange, or to exchange Exchange Notes for, any Original Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if:

(a)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the reasonable judgment of URI, might impair the ability of URI to proceed with the Exchange Offer; or

(b)	any law, statute, rule, regulation or interpretation by the Staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of URI, might materially impair the ability of URI to proceed with the Exchange Offer; or

(c)	there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) which, in the reasonable judgment of URI, might materially impair the ability of URI to proceed with the Exchange Offer.

If URI determines in its reasonable judgment that any of the conditions set forth above are not satisfied, URI may (i) terminate the Exchange Offer and refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of holders to withdraw such Original Notes (see “—Withdrawals of Tenders”) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. Moreover, regardless of whether any of such conditions has occurred, URI may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Original Notes.

The foregoing conditions are for the sole benefit of URI and may be asserted by URI prior to the Expiration Date regardless of the circumstances giving rise to any such condition or may be waived by URI in whole or in part at any time and from time to time prior to the Expiration Date in its sole discretion. The failure by URI at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration Date. If a waiver constitutes a material change in the Exchange Offer, URI will disclose such change by means of a supplement to this prospectus that will be distributed to each Book-Entry Holder, and URI will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the Book-Entry Holders, if the Exchange Offer would otherwise expire during such period. Any determination by URI concerning the events described above will be final and binding upon all parties.

In addition, URI will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus is a part or if the Indenture is not qualified under the Trust Indenture Act of 1939, as amended. URI is required to use every reasonable effort to obtain the withdrawal of any such stop order at the earliest possible time.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange.

Exchange Agent

The Bank of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties to the holders of the notes and will be acting solely on the basis of directions of URI. All executed Letters of Transmittal must be delivered to the Exchange Agent at the applicable address set forth below. Questions and requests for assistance and requests for additional copies of this prospectus or the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:	By Hand or Overnight Courier:	By Facsimile:
The Bank of New York	The Bank of New York	The Bank of New York
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
Reorganization Unit	Reorganization Unit	Reorganization Unit
Attn: Carolle Montreuil	Attn: Carolle Montreuil	Attn: Carolle Montreuil
101 Barclay Street, 7 East	101 Barclay Street, 7 East	(212) 298-1915
New York, New York 10286	New York, New York 10286
Confirm by telephone:
	For information, call:	(212) 815-5920
(212) 815-5920

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Solicitation of Tenders; Fees and Expenses

The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by URI. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, facsimile, telephone or in person by officers and regular employees of URI and its affiliates.

URI has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. URI will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith and pay other expenses of the Exchange Offer, including fees and expenses of the Trustee, filing fees, and URI’s accounting and legal fees and printing and distribution expenses. URI may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, Letters of

Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange.

URI will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the Book-Entry Holder of the Original Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the Book-Entry Holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes for which they are exchanged, as reflected in URI’s accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.

Other

URI may in the future seek to acquire untendered Original Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. URI has no present plans to acquire any Original Notes that are not tendered in the Exchange Offer.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of material United States federal income tax consequences of the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer. This discussion is a summary for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to a particular investor in light of his or her personal circumstances. This discussion is generally limited to the tax consequences to initial holders of the Original Notes that are beneficial owners of such notes and that hold the Original Notes as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)).

This discussion is based upon the United States federal tax laws now in effect, which are subject to change, possibly retroactively, or to differing interpretations. As a result, the IRS could disagree with portions of this discussion. This discussion generally does not describe the treatment of investors in partnerships, pass-through entities and investors in pass-through entities that hold Original Notes. In addition, certain other holders (including banks, thrifts, insurance companies, regulated investment companies, other financial institutions, tax exempt organizations, financial institutions and broker-dealers, persons who hold the notes as part of a “straddle,” “hedge,” or “conversion transaction” or other integrated transaction, persons that have a “functional currency” other than the U.S. dollar or certain expatriates or former long-term residents of the United States) may be subject to special rules not discussed below. This discussion does not address any aspect of state, local or foreign law or the estate or gift tax consequences of the Exchange Offer.

The Exchange Offer

The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a material modification of the terms of the Original Notes and, therefore, should not constitute a taxable event for U.S. federal income tax purposes. As a result, you should not recognize any income, gain or loss under the Exchange Offer, your holding period in the Exchange Notes should include the holding period of the Original Notes, your adjusted tax basis in the Exchange Notes should be the same as the adjusted tax basis in the Original Notes and the U.S. federal income tax consequences associated with owning the Original Notes should generally apply to the Exchange Notes.

Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of exchanging Original Notes for Exchange Notes, including the applicability of any state, local or foreign tax laws.

REGISTRATION RIGHTS AGREEMENT

In connection with the issuance of the Original Notes on January 28, 2004, URI entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the initial purchasers of the Original Notes. The initial purchasers were J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., BNY Capital Markets, Inc., Credit Lyonnais (USA), Inc., Legg Mason Wood Walker, Incorporated, Scotia Capital (USA), Inc., UBS Securities LLC and Wachovia Capital Markets, LLC. Set forth below is a summary of provisions of the Registration Rights Agreement. A copy of the Registration Rights Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

We agreed pursuant to the Registration Rights Agreement that we would, subject to certain exceptions:

(1) within 90 days after the issue date of the Original Notes, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Exchange Offer”) to exchange the Original Notes for new notes of URI (the “Exchange Notes”) having terms substantially identical in all material respects to the Original Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and will have different registration rights);

(2) use our best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the issue date of the Original Notes;

(3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the Exchange Notes in exchange for surrender of the Original Notes; and

(4) keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the notes.

The Exchange Offer being made hereby is intended to satisfy our obligations under the Registration Rights Agreement described in the preceding paragraph.

In the event that:

(1) applicable interpretations of the staff of the SEC do not permit us to effect the Exchange Offer; or

(2) for any other reason we do not consummate the Exchange Offer within 210 days of the issue date of the Original Notes; or

(3) an initial purchaser of the Original Notes shall notify us following consummation of the Exchange Offer that notes held by it are not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

(4) certain holders are prohibited by law or SEC policy from participating in the Exchange Offer or may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without delivering a prospectus;

then, we will, subject to certain exceptions,

(1) use our best efforts to file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the notes or the Exchange Notes, as the case may be, on or prior to the 90th day after such filing obligation arises;

(2) use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 150th calendar day after such filing obligation arises; provided, however, that if the obligation to file the Shelf Registration Statement arises because the Exchange Offer has not been consummated within 210 days after the issue date of the Original Notes, then we will use our best efforts to file the Shelf Registration Statement on or prior to the 30th day after such filing obligation arises; and

(3) keep the Shelf Registration Statement effective until the earliest of:

(A) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144;

(B) two years from the effective date of the Shelf Registration Statement; and

(C) the date on which all notes registered thereunder are disposed of in accordance therewith.

We will, in the event that a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes or the Exchange Notes, as the case may be. A holder selling such Original Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

If any of the following events occur (each such event a “Registration Default”), we will pay additional cash interest on the applicable Original Notes or Exchange Notes, subject to certain exceptions, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured:

(1) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing;

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

(3) the Exchange Offer is required to be consummated under the Registration Rights Agreement and is not consummated within 210 days after the issue date for the notes;

(4) the Shelf Registration Statement is declared effective but thereafter, during the period for which the Company is required to maintain the effectiveness of such registration statement, it ceases to be effective or useable in connection with the resale of the notes or the Exchange Notes, as the case may be, covered by such registration statement for a period of 60 days, whether or not consecutive; or

(5) the Exchange Offer Registration Statement is declared effective but thereafter, during the Participating Broker-Dealer Prospectus Period, it ceases to be effective (or the Company restricts the use of the prospectus included therein) for a period of 60 days, whether or not consecutive.

Notwithstanding the foregoing, any Registration Default specified in clause (1), (2) or (3) of the preceding sentence that relates to the Exchange Offer Registration Statement or the Exchange Offer shall be deemed cured at such time as the Shelf Registration Statement is declared effective by the SEC.

If a Registration Default exists, the interest rate on the Specified Notes (as defined below) will increase by 0.25% per annum, with respect to the first 90 day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum rate of additional interest of 1.00% per annum. Following the cure of all Registration Defaults, the accrual of additional interest on the Specified Notes will terminate and the interest rate will revert to the original rate. The Indenture provides that additional interest as aforesaid will constitute liquidated damages and will be the exclusive monetary remedy available to holders of the notes in respect of any Registration Default.

“Specified Notes” means the Original Notes (and not the Exchange Notes); provided, however, that, if the Registration Default relates solely to a Shelf Registration Statement, then (i) if such Shelf Registration Statement is required to cover both Original Notes and Exchange Notes, “Specified Notes” shall mean both the Original Notes and Exchange Notes and (ii) if such Shelf Registration Statement is required to cover only Exchange Notes, “Specified Notes” shall mean only the Exchange Notes; provided further, however, that, if the Registration Default relates to an Exchange Offer Registration Statement that is unavailable for use during the period in which we are required to make this prospectus available for use by broker-dealers (as described under “Plan of Distribution”), “Specified Notes” shall mean the Exchange Notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

USE OF PROCEEDS

URI will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, URI will receive in exchange Original Notes in like principal amount, which will be cancelled. As such, this Exchange Offer will not result in any increase or decrease in indebtedness of URI.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The tables below present selected financial information for our company (columns may not add due to rounding). You should read this information together with the information set forth in the consolidated financial statements and the related notes which are included in the financial statements of our company incorporated by reference herein.

The balance sheet data presented below as of December 31, 2003 and 2002 and the income statement data presented below for each of the years in the three-year period ended December 31, 2003, are derived from the audited Consolidated Financial Statements of our company which are incorporated by reference herein. The other balance sheet and income statement data presented below are derived from audited Consolidated Financial Statements of our company which are not incorporated by reference herein.

The balance sheet data under the heading “As Adjusted” adjusts the balance sheet as of December 31, 2003 data to give effect to the transactions described under “Prospectus Summary—Background to Issuance of the Notes”.

Selected Consolidated Financial Information

	Year Ended December 31,
	1999		2000		2001		2002	2003
	(dollars in millions)
Income statement data:
Revenues:
Equipment rentals	$1,581		$2,057		$2,213		$2,155	$2,177
Sales of rental equipment	236		348		147		176	181
Sales of equipment and merchandise and other revenues	417		514		527		490	509

Total revenues	2,234		2,919		2,887		2,821	2,867
Total cost of operations	1,409		1,830		1,847		1,935	2,019
Gross profit:
Gross profit from equipment rentals	623		822		838		692	652
Gross profit from sales of rental equipment	99		140		58		59	59
Gross profit from sales of equipment and merchandise and other revenues	103		127		143		135	137

Total gross profit	825		1,089		1,039		886	848
Selling, general and administrative expenses	353		454		442		439	452
Merger-related expenses
Goodwill impairment							248	297
Restructuring charge					29		28
Non-rental depreciation and amortization	63		86		107		59	69

Operating income	409		548		462		112	30
Interest expense(1)	140		229		222		196	209
Preferred dividends of a subsidiary trust	20		20		20		18	15
Other (income) expense	8		(2)		24		(1)	133

Income (loss) before provision for income taxes, cumulative effect of change in accounting principle and extraordinary items	242		301		196		(101)	(327)
Provision for income taxes	99		125		86		8	(68)

Income (loss) before cumulative effect of change in accounting principle and extraordinary items	143		176		111		(109)	(259)
Extraordinary items, net
Cumulative effect of change in accounting principle, net(2)							(288)

Net income (loss)	$143		$176		$111		$(398)	$(259)

Other financial data:
Depreciation and amortization	$344		$414		$428		$385	$402
Ratio of earnings to fixed charges(3)	2.5	x	2.0	x	1.6	x

	As of December 31,
	1999	2000	2001	2002	2003
					Historical	As Adjusted
	(dollars in millions)
Balance sheet data:
Cash and cash equivalents	$24	$34	$27	$19	$79	$79
Rental equipment, net	1,660	1,733	1,747	1,846	2,071	2,071
Goodwill(4)	1,853	2,216	2,200	1,705	1,438	1,438
Total assets	4,498	5,124	5,062	4,691	4,722	4,724
Total debt	2,266	2,675	2,460	2,513	2,817	3,000
Subordinated convertible debentures(5)					222	222
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust(6)	300	300	300	227
Series A and B preferred stock(7)	431	431
Stockholders’ equity	967	1,115	1,626	1,332	1,141	1,036

(1)	Interest expense excludes the amortization of deferred financing fees.
(2)	Upon the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, we ceased amortizing goodwill and other intangible assets deemed to have indefinite lives and performed a transitional goodwill impairment test. This test resulted in a charge of $288.3 million, net of tax benefit, and was recorded as a cumulative effect of change in accounting principle in the first quarter of 2002.
(3)

For purposes of determining the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes and extraordinary items plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance costs, and the interest portion of rental expense. The ratio for the years 2002 and 2003 was less than 1x and the amount of the deficiency was approximately $101.4 million in 2002 and approximately $326.5 million in 2003.

(4)	Goodwill is defined as the excess of cost over the fair value of identifiable net assets of businesses acquired.
(5)	These debentures represent an obligation of Holdings to a subsidiary trust and are not an obligation of URI. Although not legally obligated to do so, URI has made, and expects that it will continue to make, cash distributions to Holdings to enable Holdings to pay interest on these debentures.
(6)	These securities are the obligation of a subsidiary trust of Holdings and are not an obligation of URI. Although not legally obligated to do so, URI has made, and expects that it will continue to make cash distributions to Holdings to enable Holdings to pay dividends on these securities. Effective December 31, 2003, the indicated securities are classified as debt. The change in classification reflects our adoption as of such date of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.”
(7)	Holdings issued series A and B perpetual convertible preferred stock in 1999 and included such preferred stock in stockholders’ equity. In July 2001, the SEC issued guidance to all public companies as to when redeemable preferred stock may be classified as stockholders’ equity. Under this guidance, the series A and B preferred would not be included in stockholders’ equity because this stock would be subject to mandatory redemption on a hostile change of control. On September 28, 2001, we entered into an agreement effecting the exchange of new series C and D perpetual convertible preferred stock for the series A and B preferred. The series C and D preferred is not subject to mandatory redemption on a hostile change of control, and is included in stockholders’ equity under the SEC guidance. The effect of the foregoing is that our perpetual convertible preferred stock is included in stockholders’ equity as of September 28, 2001 and thereafter, but is outside of stockholders’ equity for earlier dates.

DESCRIPTION OF THE NOTES

The Exchange Notes offered hereby will be issued, and the Original Notes were issued, under the indenture (the “Indenture”) dated as of January 28, 2004, among the Company, each of the Guarantors and The Bank of New York, as trustee (the “Trustee”). For purposes of this description, unless the context otherwise requires, references to the “notes” includes the Exchange Notes, the Original Notes and any Additional Notes (as defined below). The terms of the notes include those stated in the Indenture and those made part of the Indenture by references to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following summary of the material provisions of the Indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture and the notes, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The definition of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” All references to “we”, “our”, “us” or “the Company” in the following summary refer exclusively to URI, and not to any of its subsidiaries or Holdings.

Original Notes and Exchange Notes Will Represent Same Debt

The Exchange Notes will be issued solely in exchange for an equal principal amount of Original Notes pursuant to the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and both series of notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities. The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes. See “Registration Rights Agreement.”

If the Exchange Offer is consummated, holders of Original Notes who do not exchange their Original Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Original Notes and the Exchange Notes then outstanding.

Brief Description of the Notes

The notes are:

•	unsecured senior subordinated obligations of the Company;

•	subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	senior in right of payment to any future Subordinated Indebtedness of the Company;

•	guaranteed on a senior subordinated basis by Holdings and each Subsidiary Guarantor; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

Maturity, Interest and Principal

The Company issued the notes initially in an aggregate principal amount of $375 million. The notes will mature on February 15, 2014. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue more notes under the Indenture (the “Additional Notes”). The notes offered hereby and the Additional Notes, if any, will rank equally and be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Interest on the notes will accrue at the rate of 7% per annum and will be payable semiannually in arrears on each February 15 and August 15, to the holders of record of notes at the close of business on the February 1 and August 1, respectively, immediately preceding such interest payment date. The first interest payment with respect to the notes will be on August 15, 2004. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 28, 2004. Interest will be computed on the basis of a 360-day year constituted of twelve 30-day months.

Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

The notes are issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the notes will be payable, and the notes will be transferable, at the principal corporate trust office or agency of the Trustee in the City of New York maintained for such purposes. In addition, interest may be paid at the option of the Company by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Initial settlement for the notes will be made in same day funds. The notes are expected to trade in the Same-Day Funds Settlement System of The Depository Trust Company (“DTC”) until maturity, and secondary market trading activity for the notes will therefore settle in same day funds.

Optional Redemption

Optional Redemption.    The notes will be redeemable at our option, in whole or in part, at any time on or after February 15, 2009, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Redemption Price
2009	103.500%
2010	102.333%
2011	101.167%
2012 and thereafter	100.000%

In addition, at any time, or from time to time, on or prior to February 15, 2007, we may, at our option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to an aggregate of 35% of the principal amount of the notes (which includes Additional Notes, if any), at a redemption price equal to 107.000% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the redemption date; provided, however, that at least 65% of the aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering we shall send a redemption notice to the Trustee not later than 90 days after the consummation of any such Public Equity Offering.

As used in the preceding paragraph, “Public Equity Offering” means an underwritten public offering of Common Stock pursuant to a registration statement filed with the SEC in accordance with the Securities Act, the net cash proceeds of which are contributed to the Company as common equity capital.

Selection and Notice.    In the event that less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, to the extent practicable (subject to the rules of DTC); provided, however, that notes shall only be redeemable in principal amounts of $1,000 or an integral multiple of $1,000. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or satisfaction and discharge of the notes. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption, unless we default in the payment of the redemption price.

Sinking Fund

The notes will not be entitled to the benefit of any mandatory sinking fund.

Ranking

Senior Indebtedness versus Notes

The payment of the principal of, premium, if any, and interest on the notes and the payment of any guarantee of the notes by a Guarantor will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Guarantor, as the case may be, including the obligations of the Company and such Guarantor under the Credit Agreement, the 10 3/4% Notes, the 2002 10 3/4% Notes and the 6 1/2% senior notes due 2012.

As of December 31, 2003, as adjusted to give effect to the transactions described under “Prospectus Summary—Background to Issuance of the Notes”: (i) the Company had outstanding Senior Indebtedness of approximately $1,904 million, including approximately $878 million of secured indebtedness and (ii) the Guarantors had guaranteed substantially all of the Company’s outstanding Senior Indebtedness under guarantees that constitute Senior Indebtedness of the Guarantors.

Virtually all of the Senior Indebtedness of the Guarantors consists of their respective guarantees of Senior Indebtedness of the Company under the Credit Agreement and with respect to the 10¾% Notes and the 2002 10¾% Notes and the 6 1/2% senior notes due 2012.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Indebtedness.”

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of the Company or a Guarantor that is Senior Indebtedness will rank senior to the notes and the guarantee of the notes by the relevant Guarantor for purposes of the provisions of the Indenture. The notes and each guarantee of the notes by a Guarantor will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Guarantor, respectively.

We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

As of December 31, 2003, as adjusted to give effect to the transactions described under “Prospectus Summary—Background to Issuance of the Notes,” the Company would have had approximately $1,044 million of Senior Subordinated Indebtedness, of which the Guarantors would have guaranteed $900 million and Holdings would have separately guaranteed an additional $144 million.

Liabilities of Subsidiaries versus Notes

A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes, and, as described under “—Guarantees,” the guarantee of the notes by a Subsidiary Guarantor may be released under certain circumstances. In addition, some of our future subsidiaries may not be required to guarantee the notes. Claims of creditors of such subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries that are not Subsidiary Guarantors.

At December 31, 2003, as adjusted to give effect to the transactions described under “Prospectus Summary— Background to Issuance of the Notes,” the total indebtedness and other obligations of our subsidiaries that are not Subsidiary Guarantors were approximately $64 million, including trade payables. Although the Indenture will limit the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Subordination

The indebtedness evidenced by the notes is subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness. The notes are Senior Subordinated Indebtedness of the Company ranking pari passu to all other Senior Subordinated Indebtedness and senior to all existing and future Subordinated Indebtedness of the Company.

The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness (including, in the case of Designated Senior Indebtedness, any interest accruing subsequent to the filing of a petition for bankruptcy, regardless of whether such interest is an allowed claim in the bankruptcy proceeding) must be paid in full in cash before any payment (other than payments of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the notes.

During the continuance of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness, when the same becomes due, and after receipt by the Trustee and the Company from representatives of holders of such Senior Indebtedness of written notice of such default, no direct or indirect payment (other than payments from trusts previously created pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”) by or on behalf of the Company of any kind or character (excluding certain permitted equity or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the notes unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash, after which the Company shall resume making any and all required payments in respect of the notes, including any missed payments.

In addition, during the continuance of any other default with respect to any Designated Senior Indebtedness that permits, or would permit with the passage of time or the giving of notice or both, the maturity thereof to be accelerated (a “Non-payment Default”) and upon the earlier to occur of (a) receipt by the Trustee and the Company from the representatives of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default or (b) if such Non-payment Default results from the acceleration of the maturity of the notes, the date of such acceleration, no payment (other than payments from trusts previously created pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”) of any kind or (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, or the purchase, redemption, or other acquisition of, the notes for the period specified below (the “Payment Blockage Period”).

The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee and the Company from the representatives of holders of Designated Senior Indebtedness or the date of the acceleration referred to in clause (b) of the preceding paragraph, as the case may be, and shall end on the earliest to occur of the following events: (i) 179 days have elapsed since the receipt of such notice or the date of the acceleration referred to in clause (b) of the preceding paragraph (provided the maturity of such Designated Senior Indebtedness shall not theretofore have been accelerated), (ii) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash, or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company shall promptly resume making any and all required payments in respect of the notes, including any missed payments. Only one Payment Blockage Period with respect to the notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice or the date of the acceleration initiating such Payment Blockage Period and there must be a 180 consecutive day period in any 360-day period during which no Payment Blockage Period is in effect.

If the Company fails to make any payment on the notes when due on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the notes to accelerate the maturity thereof. See “—Events of Default.”

By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and funds which would be otherwise payable to the holders of the notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the notes.

The Indenture limits, but does not prohibit, the incurrence by the Company of additional Indebtedness which is senior to the notes and prohibits the incurrence by the Company of Indebtedness which is subordinated in right of payment to any other Indebtedness of the Company and senior in right of payment to the notes.

Guarantees

Holdings and the Subsidiary Guarantors fully and unconditionally guarantee, on a senior subordinated basis, jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company’s obligations under the Indenture and the notes, including the payment of principal of and interest on the notes. The guarantee of the notes by Holdings and each Subsidiary Guarantor is subordinated to Senior Indebtedness of Holdings or such Subsidiary Guarantor, as applicable, on the same basis as the notes are subordinated to Senior Indebtedness of the Company. Subject to limited exceptions, the Subsidiary Guarantors are the current and future United States subsidiaries of the Company.

The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors—A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only URI to satisfy claims.”

Each Guarantor that makes a payment under its guarantee will be entitled to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP (for purposes hereof, Holdings’ net assets shall be those of all its consolidated Subsidiaries other than the Subsidiary Guarantors), provided, however, that during a Default, such right of contribution shall be suspended until the payment in full of all guaranteed obligations under the Indenture.

The guarantee of a Subsidiary Guarantor will be released:

(1)  upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor other than to the Company or a Restricted Subsidiary and as permitted by the Indenture;

(2)  upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor other than to the Company or a Restricted Subsidiary and as permitted by the Indenture;

(3)  upon defeasance or covenant defeasance; or

(4)  if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary.

Change of Control

Upon the occurrence of a Change of Control, we are obligated to make an offer to purchase (a “Change of Control Offer”), on a business day (the “Change of Control Purchase Date”) not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding notes tendered at a purchase price in cash (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the Change of Control Purchase Date. We shall be required to purchase all notes tendered pursuant to the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days.

In order to effect such Change of Control Offer, we shall, not later than the 30th day after the Change of Control, mail to each holder of notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of notes must follow to accept the Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of notes seeking to accept the Change of Control Offer. In addition, there can be no assurance that our debt instruments will permit such offer to be made. Certain agreements governing our Senior Indebtedness (including the Credit Agreement) prohibit us from purchasing, or impose restrictions on our ability to purchase, notes pursuant to a Change of Control Offer and, in order to make such offer, we would be required to repay such Senior Indebtedness in full (and, in the case of the Credit Agreement, repay all principal (including letter of credit disbursements), interest and fees and provide for the expiration or termination of all letters of credit and commitments thereunder) or seek a waiver from the lenders under, or holders of, such Senior Indebtedness to allow us to make the Change of Control Offer. The occurrence of a Change of Control is also an event of default under the Credit Agreement and would entitle the lenders to accelerate all amounts owing thereunder. Failure to make a Change of Control Offer, even if prohibited by our debt instruments, also would constitute a default under the Indenture. Pursuant to the indentures governing the 7 3/4% Notes, the 10¾% Notes, the 2002 10¾% Notes, the 9% Notes and the 6 1/2% senior notes due 2012, we are also required to make an offer to repurchase the

7 3/4% Notes, the 10¾% Notes, the 2002 10¾% Notes, the 9% Notes and the 6 1/2% senior notes due 2012, upon a Change of Control, and our failure to make such an offer is an event of default under those indentures. See “Risk Factors—If we experience a change of control, we will be required to make an offer to repurchase the notes. However, we may be unable to do so due to lack of funds or covenant restrictions. As a result, you may have to continue to hold your notes even after a change of control.” We shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of our company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The Indenture contains restrictions on our ability to incur additional Indebtedness, as described under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on liens.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction. The definition of “Change of Control” excludes certain transactions by Permitted Holders, including a direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to Permitted Holders.

The use of the term “all or substantially all” in provisions of the Indenture such as clause (b) of the definition of “Change of Control” and under “—Consolidation, Merger, Sale of Assets, etc.” has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of “all or substantially all” of the assets of a person, which uncertainty should be considered by prospective purchasers of notes.

The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase notes as described above.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.

The provisions under the Indenture relative to the Company’s obligation to make a Change of Control Offer may, prior to the occurrence of a Change of Control, be waived or modified with the consent of the holders of at least a majority in principal amount of the then outstanding notes issued under the Indenture. Following the occurrence of a Change of Control, any change, amendment or modification in any material respect of the obligation of the Company to make and consummate a Change of Control Offer may only be effected with the consent of each holder affected thereby.

Certain Covenants

The Indenture contains the following covenants, among others:

Limitation on Indebtedness.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to “incur”), for the payment of any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; provided, however, that (i) the Company and any Subsidiary Guarantor will be permitted to incur Indebtedness (including Acquired Indebtedness), and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if in each case the Consolidated Fixed Charge Coverage Ratio of the Company is at least 2:1, after giving pro forma effect to:

(1)  the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the four full fiscal quarters immediately preceding such incurrence, taken as one period;

(2)  the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and

(3)  any Asset Sale or Asset Acquisition occurring since the first day of such four-quarter period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such four-quarter period.

Limitation on Restricted Payments.    The Company will not, and will not permit any of its Restricted Subsidiary to, directly or indirectly:

(a)  declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any Restricted Subsidiary or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary);

(b)  purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any of Restricted Subsidiary or any options, warrants, or other rights to purchase any such Capital Stock (other than any such securities owned by the Company or a Restricted Subsidiary);

(c)  make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any such Subordinated Indebtedness owned by the Company or a Restricted Subsidiary); or

(d)  make any Investment (other than any Permitted Investment) in any person,

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as “Restricted Payments”), unless, after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

(A)  no Default or Event of Default shall have occurred and be continuing;

(B)  immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness, (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness); and

(C)  the aggregate amount of all Restricted Payments declared or made from and after May 22, 1998 would not exceed the sum of:

(1)  50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period (treated as one accounting period) beginning on May 22, 1998 and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit);

(2)  the aggregate net cash proceeds received by the Company as capital contributions to the Company after May 22, 1998 and which constitute shareholders’ equity of the Company in accordance with GAAP;

(3)  the aggregate net cash proceeds received by the Company from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock of the Company) of the Company to any person (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) after May 22, 1998;

(4)  the aggregate net cash proceeds received by the Company from any person (other than a Subsidiary of the Company) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company after May 22, 1998;

(5)  the aggregate net cash proceeds received after May 22, 1998 by the Company from any person (other than a Subsidiary of the Company) for debt securities that have been converted or exchanged into or for Capital Stock of the Company or Holdings (other than Redeemable Capital Stock) (to the extent such debt securities were originally sold by the Company for cash) plus the aggregate amount of cash received by the Company (other than from a Subsidiary of the Company) in connection with such conversion or exchange;

(6)  in the case of the disposition or repayment of any Investment constituting a Restricted Payment after May 22, 1998, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; and

(7)  so long as the Designation thereof was treated as a Restricted Payment made after May 22, 1998, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary in accordance with “—Limitation on Designations of Unrestricted Subsidiaries” below, the Fair Market Value of the Company’s interest in such Subsidiary, provided, however, that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus the Designation Amount (measured as of the date of Designation) with respect to any Restricted Subsidiary which has been designated as an Unrestricted Subsidiary after May 22, 1998 in accordance with “—Limitations on Designations of Unrestricted Subsidiaries” below.

For purposes of the preceding clause (C)(4), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such options, warrants or rights plus the incremental amount received by the Company upon the exercise thereof.

None of the foregoing provisions will prohibit, so long, in the case of clauses (v), (vi), (vii), (viii), (ix) and (xi) below, as there is no Default or Event of Default continuing:

(i)  the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this covenant;

(ii)  the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock of the Company (other than Redeemable Capital Stock of the Company) to any person (other than to a Subsidiary of the Company); provided, however, that such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant;

(iii)  any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of:

(1)  Capital Stock of the Company (other than Redeemable Capital Stock) to any person (other than to a Subsidiary of the Company); provided, however, that any such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; or

(2)  Indebtedness of the Company so long as such Indebtedness is Subordinated Indebtedness which:

(x)  has no scheduled principal payment prior to the 91st day after the Maturity Date;

(y)  has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes; and

(z)  is subordinated to the notes in the same manner and to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired;

(iv)  Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with the Indenture;

(v)  payments to purchase Capital Stock of the Company or Holdings from officers of the Company or Holdings, pursuant to agreements in effect as of the Issue Date, in an amount not to exceed $15 million in the aggregate;

(vi)  payments (other than those covered by clause (v)) to purchase Capital Stock of the Company or Holdings from management or employees of the Company or any of its Subsidiaries, or their authorized representatives, upon the death, disability or termination of employment of such employees, in aggregate amounts under this clause not to exceed $1 million in any fiscal year of the Company;

(vii)  payments to Holdings in an amount sufficient to permit it to make scheduled payments of interest on its 6½% Convertible Subordinated Debentures due August 1, 2028, issued to United Rentals Trust I;

(viii)  upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under “—Change of Control” above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of Holdings, the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

(ix)  upon the occurrence of an Asset Sale and within 60 days after the completion of an Asset Sale Offer to repurchase the notes pursuant to the covenant described under “—Certain Covenants—Disposition of proceeds of asset sales” below (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of Holdings, the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Asset Sale at a purchase or redemption price not to exceed 100% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

(x)  payments to Holdings in an amount sufficient to enable Holdings to pay:

(1)  its taxes, legal, accounting, payroll, benefits, incentive compensation, insurance and corporate overhead expenses (including SEC, stock exchange and transfer agency fees and expenses), and expenses of United Rentals Trust I payable by Holdings pursuant to the terms of the trust agreement governing such trust;

(2)  trade, lease, payroll, benefits, incentive compensation and other obligations in respect of goods to be delivered to, services (including management and consulting services) performed for and properties used by, the Company and the Restricted Subsidiaries;

(3)  the purchase price for Investments in other persons, provided, however, that promptly following such Investment either:

(x)  such other person either becomes a Restricted Subsidiary or is merged or consolidated with, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; or

(y)  such Investment would otherwise be permitted under the Indenture if made by the Company and such Investment is contributed or transferred by Holdings to the Company or a Restricted Subsidiary; and

(4)  reasonable and customary incidental expenses as determined in good faith by the Board of Directors of Holdings;

(xi)  cash payments in lieu of the issuance of fractional shares in connection with the exercise of any warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings, the Company or any Restricted Subsidiary;

(xii)  the deemed repurchase of Capital Stock on the cashless exercise of stock options;

(xiii)  the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis; and

(xiv)  any Investment made in a Special Purpose Vehicle in connection with a Securitization Transaction, which Investment consists of the assets described in the definition of “Equipment Securitization Transaction” or “Receivables Securitization Transaction.”

Any payments made pursuant to clauses (i), (v), (vi), (vii), (viii) or (ix) of this paragraph shall be taken into account in calculating the amount of Restricted Payments made in accordance with this covenant.

Limitation on liens.    The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (the “Initial Lien”) of any kind against or upon any of its property or assets, or any proceeds therefrom, unless the notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to Liens securing the notes to the same extent such Subordinated Indebtedness is subordinate to the notes), except for (a) Liens securing Senior Indebtedness; (b) Liens securing the notes; and (c) Permitted Liens. Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Disposition of Proceeds of Asset Sales.    The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

(a)  the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of; and

(b)  at least 75% of such consideration consists of cash or Cash Equivalents or Replacement Assets (as defined below); provided, however, that the amount of any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) of the Company or such Restricted Subsidiary that are assumed by the transferee of such assets and any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 90 days into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for the purposes of this provision; provided further, that the 75% limitation referred to in clause (b) will not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

To the extent that the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, Senior Indebtedness of the Company or any Restricted Subsidiary, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 360 days of such Asset Sale, to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that are used or useful in the business of the Company and its Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a person, the principal portion of whose assets consist of such property or assets (collectively, “Replacement Assets”). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, Senior Indebtedness nor invested in Replacement Assets within such 360-day period constitute “Excess Proceeds” subject to disposition as provided below.

When the aggregate amount of Excess Proceeds equals or exceeds $10 million, the Company shall make an offer to purchase (an “Asset Sale Offer”), from all holders of the notes, an aggregate principal amount of notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (the “Asset Sale Offer Price”). To the extent that the aggregate principal amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. The notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, notes to be purchased will be selected on a pro rata basis.

Notwithstanding the foregoing, if the Company is required to commence an Asset Sale Offer at any time when securities of the Company ranking pari passu in right of payment with the notes are outstanding and the terms of such securities provide that a similar offer must be made with respect to such other securities, then the Asset Sale Offer for the notes shall be made concurrently with such other offers and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Any Asset Sale Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Senior Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase notes as described above.

Limitation on Preferred Stock of Restricted Subsidiaries.    The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than Preferred Stock issued to the Company or a Wholly Owned Restricted Subsidiary. The Company will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary or permit a Restricted Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than to the Company or a Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing, nothing in such covenant will prohibit Preferred Stock (other than Redeemable Capital Stock) issued by a person prior to the time:

(A)  such person becomes a Restricted Subsidiary;

(B)  such person merges with or into a Restricted Subsidiary; or

(C)  a Restricted Subsidiary merges with or into such person;

provided, however, that such Preferred Stock was not issued or incurred by such person in anticipation of a transaction contemplated by subclause (A), (B), or (C) above.

Limitation on Transactions with Affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates (other than Restricted Subsidiaries), except:

(a)  on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Company;

(b)  with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $2 million, the Company shall have delivered an officer’s certificate to the Trustee certifying that such transaction or transactions comply with the preceding clause (a); and

(c)  with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $5 million, such transaction or transactions shall have been approved by a majority of the Disinterested Members of the Board of Directors of the Company.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

(i)  transactions with or among the Company and the Restricted Subsidiaries;

(ii)  customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business;

(iii)  any dividends, payments or investments made in compliance with “—Limitation on Restricted Payments” above;

(iv)  loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;

(v)  the incurrence of intercompany Indebtedness which constitutes Permitted Indebtedness;

(vi)  transactions pursuant to agreements in effect on the Issue Date;

(vii)  the purchase of equipment for its Fair Market Value from Terex Corporation or its Affiliates in the ordinary course of business of each of Terex Corporation and the Company;

(viii)  any sale, conveyance or other transfer of assets customarily transferred in a Securitization Transaction to a Special Purpose Vehicle;

(ix)  transactions with customers, clients, suppliers, joint venture partners, joint ventures, including their members or partners, or purchasers or sellers of goods or services, in each case in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of the Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or the applicable Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or that Restricted Subsidiary with an unrelated person or entity, in the good faith determination of the Company’s board of directors or our senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(x)  transactions described in or permitted by clauses (vii) and (x) of the last paragraph under the caption “—Limitation on Restricted Payments.”

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)  pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(b)  pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(c)  make loans or advances to the Company or any other Restricted Subsidiary;

(d)  transfer any of its properties or assets to the Company or any other Restricted Subsidiary; or

(e)  guarantee any Indebtedness of the Company or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

(i)  applicable law or any applicable rule, regulation or order;

(ii)  customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

(iii)  customary restrictions on transfers of property subject to a Lien permitted under the Indenture;

(iv)  the Credit Agreement as in effect on the Issue Date;

(v)  any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

(vi)  an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

(vii)  any agreement in effect on the Issue Date;

(viii)  the Indenture and the guarantees thereunder;

(ix)  the indentures governing the 7 3/4% Notes, the 10¾% Notes, the 2002 10¾% Notes, the 9% Notes and the 6 1/2% senior notes due 2012;

(x)  joint venture agreements and other similar agreements entered into in the ordinary course of business that prohibit actions of the type described in clauses (a), (c), (d) and (e) above;

(xi)  any agreement entered into with respect to a Special Purpose Vehicle in connection with a Securitization Transaction, containing customary restrictions required by the institutional sponsor or arranger of such Securitization Transaction in similar types of documents relating to the purchase of similar assets in connection with the financing thereof;

(xii)  restrictions relating to Foreign Subsidiaries contained in Indebtedness Incurred pursuant to clause (k) of the definition of “Permitted Indebtedness;” and

(xiii)  any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses, provided, however, that the terms and conditions of any such agreement are not materially less favorable, taken as a whole, to the holders of the notes with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

Limitation on Designations of Unrestricted Subsidiaries.    The Company may designate any Restricted Subsidiary as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(i)  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(ii)  the Company would be permitted to make an Investment (other than a Permitted Investment, except a Permitted Investment covered by clause (xii) of the definition thereof) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of “—Limitation on Restricted Payments” above in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s interest in such Subsidiary on such date calculated in accordance with GAAP; and

(iii)  the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Indebtedness” at the time of such Designation (assuming the effectiveness of such Designation).

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “—Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount.

The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time:

(x)  provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(y)  be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(z)  be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary.

All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(i)  no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(ii)  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Limitation on the Issuance of Subordinated Indebtedness.    The Company will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Company and senior in right of payment to the notes.

Additional Subsidiary Guarantees.    The Company will cause each United States Restricted Subsidiary that guarantees any Indebtedness of the Company or any other Restricted Subsidiary to at the same time execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture. This covenant shall not apply to any of the Company’s Subsidiaries that have been properly designated as an Unrestricted Subsidiary or as a Special Purpose Vehicle.

Reporting Requirements.    For so long as the notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) by mail to all holders of notes, as their names and addresses appear in the note register, copies of such documents within 15 days after the Required Filing Date. In addition, for so long as any notes remain outstanding, the Company will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions upon the request of any such holder.

Consolidation, Merger, Sale of Assets, etc.

The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto:

(a)  either:

(i)  if the transaction or transactions is a merger or consolidation, the Company or such Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation; or

(ii)  the person formed by such consolidation or into which the Company, or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, are transferred substantially as an entirety (any such surviving person or transferee person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or such Restricted Subsidiary, as the case may be, under the notes, the Indenture and the Registration Rights Agreement, and in each case, the Indenture shall remain in full force and effect;

(b)  immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(c)  except in the case of any merger of the Company with any wholly owned Subsidiary of the Company or any merger of Subsidiary Guarantors (and, in each case, no other persons), the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness).

In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company or a Restricted Subsidiary, as the case may be, is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the notes, the Indenture and/or the Registration Rights Agreement, as the case may be, with the same effect as if such successor had been named as the Company in the notes, the Indenture and/or in the Registration Rights Agreement, as the case may be and, except in the case of a lease, the Company or such Restricted Subsidiary shall be released and discharged from its obligations thereunder.

The Indenture provides that for all purposes of the Indenture and the notes (including the provision of this covenant and the covenants described in “—Certain Covenants—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” and “—Limitation on Liens”), Subsidiaries of any surviving person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with “—Limitation on Designations of Unrestricted Subsidiaries” and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

Events of Default

The following are “Events of Default” under the Indenture:

(i)  default in the payment of the principal of or premium, if any, when due and payable, on any of the notes (at Stated Maturity, upon optional redemption, required purchase or otherwise), whether or not prohibited by the subordination provisions of the Indenture; or

(ii)  default in the payment of an installment of interest on any of the notes, when due and payable, for 30 days, whether or not prohibited by the subordination provisions of the Indenture; or

(iii)  default in the performance, or breach, of any covenant or agreement of the Company or the Guarantors under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (i), (ii) or (iv)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail:

(x)  to the Company by the Trustee; or

(y)  to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; or

(iv)  (a)  there shall be a default in the performance or breach of the provisions of “—Consolidation, Merger, Sale of Assets, etc.;”

(b)  the Company shall have failed to make or consummate an Asset Sale Offer in accordance with the provisions of the Indenture described under “—Certain Covenants—Dispositions of Proceeds of Asset Sales;” or

(c)  the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the Indenture described under “—Change of Control,” whether or not prohibited by the subordination provisions of the Indenture;

(v)  default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $25 million, individually or in the aggregate, and either:

(a)  such Indebtedness is already due and payable in full; or

(b)  such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

(vi)  one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $25 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect; or

(vii)  the entry of a decree or order by a court having jurisdiction in the premises:

(A)  for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law;

(B)  adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(viii)  the institution by the Company or any Significant Subsidiary of a voluntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or

(ix)  any of the guarantees of the notes ceases to be in full force and effect or any of such guarantees is declared to be null and void and unenforceable or any of such guarantees is found to be invalid or any of the Guarantors denies its liability under its guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than those covered by clause (vii) or (viii) above with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company and the administrative agent under the Credit Agreement, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to the Trustee, the Company and the administrative agent under the Credit Agreement, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding notes due and payable immediately, upon which declaration, all amounts payable in respect of the notes shall be due and payable as of the date which is five business days after the giving of such notice to the administrative agent under the Credit Agreement. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind such declaration if:

(a)  the Company has paid or deposited with the Trustee a sum sufficient to pay

(i)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii)  all overdue interest on all notes;

(iii)  the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

(iv)  to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes which has become due otherwise than by such declaration of acceleration;

(b)  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c)  all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

No holder of any of the notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 45 days after receipt of such notice and the Trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee security or indemnity satisfactory to it. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the notes notice of the Default or Event of Default within 90 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the holders of such notes if its board of directors, the executive committee or a committee of its directors or trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

The Company is required to furnish to the Trustee annual statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

No Liability for Certain Persons

No director, officer, employee or stockholder of Holdings or the Company, nor any director, officer or employee of any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the guarantees thereof or the Indenture based on or by reason of such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding notes (“defeasance”) to the extent set forth below. Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(i)  the rights of holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

(ii)  the Company’s obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes;

(iii)  the rights, powers, trusts, duties and immunities of the Trustee; and

(iv)  the defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under “—Change of Control” and “—Certain Covenants” above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes (“covenant defeasance”).

In order to exercise either defeasance or covenant defeasance:

(i)  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity (except lost, stolen or destroyed notes which have been replaced or paid);

(ii)  the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

(iii)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit);

(iv)  such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company;

(v)  such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit);

(vi)  the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(vii)  the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over the other creditors of the Company with the intent of hindering, delaying or defrauding creditors of the Company or others;

(viii)  no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(ix)  the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(i)  either:

(a)  all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or repaid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)  all notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed notes which have been replaced or paid) have become due and payable or will become due and payable within one year under arrangements acceptable to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit (in the case of notes that have become due and payable) or to the maturity or redemption date, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii)  the Company has paid all other sums payable under the Indenture by the Company; and

(iii)  the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding notes, amend, waive or supplement the Indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of notes. Other amendments and modifications of the Indenture or the notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

(i)  reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the notes;

(ii)  change the currency in which any notes or any premium or the interest thereon is payable;

(iii)  reduce the percentage in principal amount of outstanding notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the notes;

(iv)  impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

(v)  waive a default in payment with respect to the notes;

(vi)  amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated;

(vii)  reduce or change the rate or time for payment of interest on the notes; or

(viii)  modify or change any provision of the Indenture affecting the ranking of the notes or any guarantee of the notes in a manner adverse to the holders of the notes.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

Governing Law

The Indenture and the notes are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Book-Entry, Delivery and Form

The Exchange Notes will be issued in the form of one or more registered global notes (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)  any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to any applicable transfer restrictions, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

Subject to certain conditions, a Global Note is exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

(1)  DTC notifies us that it is unwilling or unable to continue as depository for the Global Notes or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

(2)  we in our discretion at any time determine not to have all the notes represented by the Global Notes; or

(3)  a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

Any Global Note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct. In addition, such certificates may bear a restrictive legend (unless we determine otherwise in accordance with applicable law), subject, with respect to such certificated notes, to the provisions of such legend.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Company will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Certain Definitions

“9% Notes” means the $250 million aggregate principal amount of 9% Senior Subordinated Notes due 2009 issued by the Company under an indenture, dated as of March 23, 1999, as supplemented on January 27, 2003, among the Company, as issuer, certain of the Company’s United States subsidiaries, as guarantors, and The Bank of New York, as trustee.

“10 3/4% Notes” means the $650 million aggregate principal amount of 10¾% Senior Notes due 2008 issued by the Company under an indenture, dated as of April 20, 2001, as supplemented on January 27, 2003, among the Company, as issuer, Holdings and certain of the Company’s United States subsidiaries, as guarantors, and The Bank of New York, as trustee.

“2002 10 3/4% Notes” means the $210 million aggregate principal amount of 10¾% Senior Notes due 2008 issued by the Company under an indenture, dated as of December 24, 2002, as supplemented on January 27, 2003, among the Company, as issuer, Holdings and certain of the Company’s United States subsidiaries, as guarantors, and The Bank of New York, as trustee.

“7 3/4% Notes” means the $525 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2013 issued by the Company under an indenture, dated as of November 12, 2003 among the Company, as issuer, Holdings and certain of the Company’s United States subsidiaries, as guarantors, and the Bank of New York, as trustee.

“1 7/8% Notes” means the $143.75 million aggregate principal amount of 1 7/8% Convertible Senior Subordinated Notes due October 1, 2023 issued by the Company under an indenture, dated as of October 31, 2003, among the Company, as issuer, Holdings as guarantor, and The Bank of New York, as trustee.

“Acquired Indebtedness” means Indebtedness of a person:

(a)  assumed in connection with an Asset Acquisition from such person; or

(b)  existing at the time such person becomes a Subsidiary of any other person and not incurred in connection with, or in contemplation of, such Asset Acquisition or such person becoming a Subsidiary.

“Affiliate” means, with respect to any specified person:

(i)  any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person;

(ii)  any other person that owns, directly or indirectly, 10% or more of such specified person’s Capital Stock; or

(iii)  any officer or director of:

(A)  any such specified person;

(B)  any Subsidiary of such specified person; or

(C)  any person described in clauses (i) or (ii) above.

“Asset Acquisition” means:

(a)  an Investment by the Company or any Restricted Subsidiary in any other person pursuant to which such person shall become a Restricted Subsidiary or any Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b)  the acquisition by the Company or any Restricted Subsidiary of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary to any person other than the Company or a Restricted Subsidiary, of:

(a)  any Capital Stock of any Restricted Subsidiary;

(b)  all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(c)  any other properties or assets of the Company or any Restricted Subsidiary,

(other than, in the case of clauses (a), (b) or (c) above,

(i)  sales, conveyances, transfers, leases or other dispositions of obsolete, damaged or used equipment or other equipment or inventory in the ordinary course of business;

(ii)  sales, conveyances, transfers, leases or other dispositions of assets in one or a series of related transactions for an aggregate consideration of less than $2 million; and

(iii)  for purposes of the covenant described under “—Certain Covenants—Disposition of Proceeds of Asset Sales” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment, (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Consolidation, Merger, Sale of Assets, etc.” and (z) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets in connection with a Securitization Transaction).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Average Life to Stated Maturity” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing:

(i)  the sum of the products of:

(a)  the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness; and

(b)  the amount of each such principal payment; by

(ii)  the sum of all such principal payments.

“Board of Directors” means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

“Capital Stock” means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person’s capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

“Capitalized Lease Obligation” means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

“Cash Equivalents” means, at any time:

(a)  any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof;

(b)  commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.;

(c)  any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million;

(d)  any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which:

(i)  is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

(ii)  has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

(e)  investments in short term asset management accounts managed by any bank party to the Credit Agreement which are invested in indebtedness of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from Standard & Poor’s Ratings Group or by Moody’s Investors Service, Inc. or investments of the types described in clauses (a) through (d) above; and

(f)  investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

“Change of Control” means the occurrence of any of the following events:

(a)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company or Holdings; provided, however, that a “Change of Control” shall not be deemed to have occurred under this subclause (a) unless the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or Holdings;

(b)  the Company or Holdings consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its properties and assets as an entirety to any person, or any person consolidates with, or merges with or into, the Company (or Holdings), in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(i)  the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation; and

(ii)  immediately after such transaction no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation;

(c)  during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Holdings was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office; or

(d)  the Company is liquidated or dissolved or adopts a plan of liquidation.

“Common Stock” means the common stock, par value $.01 per share, of Holdings.

“Company” means United Rentals (North America), Inc., a Delaware corporation.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any person for any period:

(i)  the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a)  Consolidated Net Income;

(b)  Consolidated Non-cash Charges;

(c)  Consolidated Interest Expense;

(d)  Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);

(e)  one-third of Consolidated Rental Payments; and

(f)  if any Asset Sale or Asset Acquisition shall have occurred since the first day of any four quarter period for which “Consolidated Cash Flow Available for Fixed Charges” is being calculated (including to the date of calculation):

(A)  the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the entity involved in any such Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and

(B)  the amount of any reduction in general, administrative or overhead costs of the entity involved in any such Asset Acquisition or Asset Sale, to the extent such amounts under clauses (A) and (B) would be permitted to be eliminated in a pro forma income statement prepared in accordance with Rule 11-02 of Regulation S-X or correspond to reductions in costs that have been realized during such period and are supportable and quantifiable by the underlying accounting records of the applicable business, less:

(ii)   (x)  non-cash items increasing Consolidated Net Income; and

(y)  all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in the most recent Four Quarter Period (as defined below).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio:”

(i)  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(ii)  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Fixed Charges” means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of:

(i)  Consolidated Interest Expense;

(ii)  the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis; and

(iii)  one-third of Consolidated Rental Payments.

“Consolidated Income Tax Expense” means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any person for any period, without duplication, the sum of:

(i)  the interest expense of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)  any amortization of debt discount;

(b)  the net cost under Interest Rate Protection Obligations (including any amortization of discounts);

(c)  the interest portion of any deferred payment obligation;

(d)  all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar facilities; and

(e)  all accrued interest; and

(ii)  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(i)  all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto);

(ii)  the portion of net income of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries;

(iii)  net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination;

(iv)  gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(v)  the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; and

(vi)  any gain or loss realized as a result of the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

“Consolidated Rental Payments” of any person means, for any period, the aggregate rental obligations of such person and its Restricted Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in accordance with GAAP, payable in respect of such period (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such person and its Restricted Subsidiaries or in the notes thereto, excluding, however, in any event:

(i)  that portion of Consolidated Interest Expense of such person representing payments by such person or any of its Restricted Subsidiaries in respect of Capitalized Lease Obligations (net of payments to such person or any of its Restricted Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining Consolidated Interest Expense); and

(ii)  the aggregate amount of amortization of obligations of such person and its Restricted Subsidiaries in respect of such Capitalized Lease Obligations for such period (net of payments to such person or any of its Restricted Subsidiaries and subleases qualifying as capitalized lease subleases to the extent that such payments could be deducted in determining such amortization amount).

“control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Credit Agreement” means the Amended and Restated Credit Agreement by and among Holdings, the Company, certain Canadian subsidiaries, the lenders referred to therein, JPMorgan Chase Bank, as U.S.

Administrative Agent, JPMorgan Chase, Toronto Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Syndication Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and any security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders and whether to the same borrower or different borrowers.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” means (i) all Indebtedness under the Credit Agreement (including the guarantee of such Indebtedness under the Credit Agreement by any Guarantors) and (ii) any other issues of Senior Indebtedness which (a) at the time of the determination is equal to or greater than $25 million in aggregate principal amount and (b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as “Designated Senior Indebtedness.”

“Disinterested Member of the Board of Directors of the Company” means, with respect to any transaction or series of transactions, a member of the Board of Directors of the Company other than a member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, or an officer, director or an employee of any person (other than the Company or Holdings) who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

“Equipment Securitization Transaction” means any sale, assignment, pledge or other transfer (a) by the Company or any Subsidiary of the Company of rental fleet equipment, (b) by any ES Special Purpose Vehicle of leases or rental agreements between the Company and/or any Subsidiary of the Company, as lessee, on the one hand, and such ES Special Purpose Vehicle, as lessor, on the other hand, relating to such rental fleet equipment and lease receivables arising under such leases and rental agreements and (c) by the Company or any Subsidiary of the Company of any interest in any of the foregoing, together in each case with (i) any and all proceeds thereof (including all collections relating thereto, all payments and other rights under insurance policies or warranties relating thereto, all disposition proceeds received upon a sale thereof, and all rights under manufacturers’ repurchase programs or guaranteed depreciation programs relating thereto), (ii) any collection or deposit account relating thereto and (iii) any collateral, guarantees, credit enhancement or other property or claims supporting or securing payment on, or otherwise relating to, any such leases, rental agreements or lease receivables.

“ES Special Purpose Vehicle” means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Company or Holdings (or, if not a Subsidiary of the Company or Holdings, the common equity of which is wholly owned, directly or indirectly, by the Company or Holdings) and which is formed for the purpose of, and engages in no material business other than, acting as a lessor, issuer or depositor in an Equipment Securitization Transaction (and, in connection therewith, owning the rental fleet equipment, leases, rental agreements, lease receivables, rights to payment and other interests, rights and assets described in the definition of Equipment Securitization Transaction, and pledging or transferring any of the foregoing or interests therein).

“Event of Default” has the meaning set forth under “—Events of Default” herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company in good faith.

“Foreign Subsidiary” means any Restricted Subsidiary not created or organized in the United States or any state thereof or the District of Columbia and that conducts substantially all its operations outside of the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable at the Issue Date.

“guarantee” means, as applied to any obligation:

(i)  a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(ii)  an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

The term “guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the notes on the terms provided for in the Indenture.

“Holdings” means United Rentals, Inc., a Delaware corporation.

“Indebtedness” means, with respect to any person, without duplication:

(a)  all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker’s acceptance or other similar credit transaction;

(b)  all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

(c)  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

(d)  all Capitalized Lease Obligations of such person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such person;

(e)  all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

(f)  all guarantees of Indebtedness referred to in this definition by such person;

(g)  all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

(h)  all obligations under or in respect of Interest Rate Protection Obligations of such person, and

(i)  any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above;

provided, however, that Indebtedness shall not include:

(x)  any holdback or escrow of the purchase price of property, services, businesses or assets or

(y) any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be approved in good faith by the board of directors of the issuer of such Redeemable Capital Stock. In the case of Indebtedness of other persons, the payment of which is secured by a Lien on property owned by a person as referred to in clause (e) above, the amount of the Indebtedness of such person attributable to such Lien at any date shall be the lesser of the Fair Market Value at such date of any asset subject to such Lien and the amount of the Indebtedness secured.

“Interest Rate Protection Agreement” means, with respect to any person, any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Rate Protection Obligations” means the obligations of any person pursuant to any Interest Rate Protection Agreements.

“Investment” means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by, any other person.

“Issue Date” means January 28, 2004.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Maturity Date” means February 15, 2014.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of:

(i)  brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers’ fees) related to such Asset Sale;

(ii)  provisions for all taxes payable as a result of such Asset Sale;

(iii)  amounts required to be paid to any person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale;

(iv)  payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties that are the subject of such Asset Sale; and

(v)  appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee.

“Permitted Holder” means:

(i)  Holdings; and

(ii)  Bradley S. Jacobs, John N. Milne, and their respective Affiliates, and trusts established for the benefit of a Permitted Holder or members of his immediate family.

“Permitted Indebtedness” means, without duplication:

(a)  Indebtedness of the Company and the Guarantors related to the notes and the Exchange Notes related thereto and the guarantees of those notes (other than any Additional Notes);

(b)  Indebtedness incurred by the Company and Restricted Subsidiaries pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (b) and then outstanding does not exceed the greater of (A) $1.6 billion and (B) 100% of Tangible Assets, less, in either case, any amounts permanently repaid or commitments permanently reduced in accordance with the covenant described under “—Certain Covenants—Dispositions of Proceeds of Asset Sales;”

(c)  Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date, including the 7 3/4% Notes, the 10¾% Notes, the 2002 10¾% Notes, the 9% Notes, the 6 1/2% senior notes due 2012 and the respective guarantees thereof;

(d)  Indebtedness of the Company or any Restricted Subsidiary of the Company incurred in respect of performance bonds, bankers’ acceptances and letters of credit in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business consistent with past practice to support the insurance or self-insurance obligations of the Company or any of its Restricted Subsidiaries (including to secure workers’ compensation and other similar insurance coverages), in the aggregate amount not to exceed $10 million at any time, but excluding letters of credit issued in respect of or to secure money borrowed;

(e)  (i) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company; and (ii) Interest Rate Protection Obligations of any Restricted Subsidiary covering Permitted Indebtedness of such Restricted Subsidiary; provided, however, that, in the case of either clause (i) or (ii):

(x)  any Indebtedness to which any such Interest Rate Protection Obligations correspond is otherwise permitted to be incurred under “—Certain Covenants—Limitation on Indebtedness;” and

(y)  the notional principal amount of any such Interest Rate Protection Obligations that exceeds the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate shall not constitute Permitted Indebtedness;

(f)  Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that:

(i)  any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary); and

(ii)  the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the Indenture;

(g)  Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the obligations of the Company under the Indenture and the notes, except that:

(i)  any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to another Restricted Subsidiary); and

(ii)  the sale, transfer or other disposition by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of the Company shall, in each case, be an incurrence of Indebtedness by the Company, subject to the other provisions of the Indenture;

(h)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(i)  Indebtedness of the Company or any Restricted Subsidiary under equipment purchase or lines of credit or for Capitalized Lease Obligations not to exceed $150 million in aggregate principal amount outstanding at any time;

(j)  (i) Indebtedness of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company or any of its Restricted Subsidiaries; and

(ii)  Indebtedness of any Restricted Subsidiary the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary; provided, however, that:

(x)  the principal amount of Indebtedness incurred pursuant to this clause (j) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith; and

(y)  in the case of Indebtedness incurred by the Company pursuant to this clause (j) to refinance Subordinated Indebtedness, such Indebtedness;

(A)  has no scheduled principal payment prior to the 91st day after the Maturity Date;

(B)  has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes; and

(C)  is subordinated to the notes in the same manner and to the same extent that the Subordinated Indebtedness being refinanced is subordinated to the notes;

(k)  Indebtedness of a Foreign Subsidiary incurred to finance the working capital of such Foreign Subsidiary;

(l)  Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(m)  Indebtedness of a Special Purpose Vehicle that is not recourse to the Company or any of its Restricted Subsidiaries (other than with respect to Standard Securitization Undertakings) in connection with a Securitization Transaction; provided, however, that in the event such Special Purpose Vehicle ceases to qualify as a Special Purpose Vehicle or such Indebtedness ceases to be non-recourse to the Company or any of its Restricted Subsidiaries, such Indebtedness will be deemed, in each case, to be incurred at such time; provided further, however, that Indebtedness incurred under this paragraph (m) with respect to Equipment Securitization Transactions shall not exceed 15% of Tangible Assets after giving effect to such Equipment Securitization Transaction;

(n)  guarantees by the Company or a Restricted Subsidiary of Indebtedness that was permitted to be incurred by the Company or any Restricted Subsidiary under the Indenture; and

(o)  Indebtedness of the Company or any Restricted Subsidiary, in addition to that described in clauses (a) through (n) of this definition, in an aggregate principal amount outstanding at any time not to exceed $75 million.

“Permitted Investments” means any of the following:

(i)  Investments in the Company or in a Restricted Subsidiary;

(ii)  Investments in another person, if as a result of such Investment:

(A)  such other person becomes a Restricted Subsidiary; or

(B)  such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets, to the Company or a Restricted Subsidiary;

(iii)  Investments representing Capital Stock or obligations issued to the Company or any of its Restricted Subsidiaries in settlement of claims against any other person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or such Restricted Subsidiary;

(iv)  Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by the Company or any of its Subsidiaries in the ordinary course of business in connection with the operations of the business of the Company or its Restricted Subsidiaries to hedge against fluctuations in interest rates on its outstanding Indebtedness;

(v)  [intentionally omitted];

(vi)  Investments in Cash Equivalents;

(vii)  Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under “—Certain Covenants—Disposition of Proceeds of Asset Sales” to the extent such Investments are non-cash proceeds as permitted under such covenant;

(viii)  advances to employees or officers of the Company in the ordinary course of business and additional loans to employees or officers, in an aggregate amount at any time outstanding not to exceed $10 million;

(ix)  any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company;

(x)  guarantees (including guarantees of the notes) of Indebtedness permitted to be incurred under the “—Limitation on Indebtedness” covenant;

(xi)  any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of Holdings or the Company; and

(xii)  other Investments not to exceed $50 million at any time outstanding.

“Permitted Liens” means the following types of Liens:

(a)  any Lien existing as of the Issue Date;

(b)  any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, if such Lien does not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence;

(c)  Liens in favor of the Company or a Restricted Subsidiary;

(d)  Liens on and pledges of the assets or Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

(e)  Liens for taxes, assessments or governmental charges or claims either:

(i)  not delinquent; or

(ii)  thereafter payable without penalty or contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(f)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(g)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(h)  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(i)  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(j)  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(k)  Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of the Company or any Restricted Subsidiary; provided, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(l)  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(m)  Liens securing refinancing Indebtedness permitted under clause (j) of the definition of

“Permitted Indebtedness,” provided such Liens do not exceed the Liens replaced in connection with such refinanced Indebtedness;

(n)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(o)  Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture;

(p)  customary Liens on assets of a Special Purpose Vehicle arising in connection with a Securitization Transaction;

(q)  Liens created in favor of the Trustee for the notes as provided in the Indenture; and

(r)  Liens incurred by the Company or any Restricted Subsidiary with respect to obligations that do not exceed $50 million at any time outstanding.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock,” as applied to any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

“Receivables Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary of the Company of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary of the Company or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guarantees or other property or claims supporting or securing payment by the obligor thereon of, or otherwise related to, or subject to leases giving rise to, any such receivables.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided, however, that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” or an “asset sale.”

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary or a Special Purpose Vehicle.

“RS Special Purpose Vehicle” means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Company or Holdings (or, if not a Subsidiary of the Company or Holdings, the common equity of which is wholly owned, directly or indirectly, by the Company or Holdings) and which is formed for the purpose of, and engages in no material business other than, acting as an issuer or a depositor in a Receivables Securitization Transaction (and, in connection therewith, owning accounts receivable, lease receivables, other rights to payment, leases and related assets and pledging or transferring any of the foregoing or interests therein).

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a person and the Company or a Restricted Subsidiary leases it from such person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Transaction” means an Equipment Securitization Transaction or a Receivables Securitization Transaction.

“Senior Indebtedness” means with respect to any person:

(1)  Indebtedness of such person, whether outstanding on the Issue Date or thereafter created, incurred or assumed; and

(2)  accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such obligations are subordinate or pari passu in right of payment to the notes or the guarantee of the notes by such person, as the case may be.

Without limiting the generality of the foregoing, (w) “Senior Indebtedness” shall include the principal of, premium, if any, and interest on all obligations of every nature of any person from time to time owed to the lenders under the Credit Agreement, including, without limitation, principal of and interest on, any loans and letter of credit disbursements outstanding, and all fees, indemnities and expenses payable, under the Credit Agreement, (x) “Senior Indebtedness” shall include the principal of, premium if any, and interest on, all Indebtedness owed to the holders of the 10¾ Notes, the 2002 10¾ Notes and the 6 1/2% senior notes due 2012 under the indentures for those notes (in each case, including with respect to the guarantees of the Guarantors thereunder) and (y) in the case of Designated Senior Indebtedness, “Senior Indebtedness” shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (vii) or (viii) under “—Events of default” relating to the Company, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code.

Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

(a)  Indebtedness evidenced by the notes and the guarantees of the notes;

(b)  any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) that is expressly subordinate or junior in any respect to any other Indebtedness or other obligation of such person, including the 9% Notes, the 7 3/4% Notes, the 1 7/8% Notes and the respective guarantees thereof;

(c)  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such person;

(d)  Indebtedness which is represented by Redeemable Capital Stock;

(e)  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(f)  Indebtedness of or amounts owed by such person for compensation to employees or for services rendered to such person;

(g)  any liability for federal, state, local or other taxes owed or owing by such person;

(h)  Indebtedness of such person to a Subsidiary or any other Affiliate or any of such Affiliate’s Subsidiaries;

(i)  that portion of any Indebtedness which is incurred in violation of the Indenture; and

(j)  amounts owing under leases.

“Senior Subordinated Indebtedness” means with respect to a person, the notes (in the case of the Company), a guarantee of the notes (in the case of a Guarantor) and any other Indebtedness of such person that specifically provides that such Indebtedness is to rank pari passu with the notes or such guarantee of the notes, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such person which is not Senior Indebtedness of such person, including the 7 3/4% Notes, the 9% Notes, the 1 7/8% Notes and the respective guarantees thereof.

“Significant Subsidiary” of any person means a Restricted Subsidiary of such person which would be a significant subsidiary of such person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the SEC and as in effect on the Issue Date.

“Special Purpose Vehicle” means an ES Special Purpose Vehicle or an RS Special Purpose Vehicle.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in a Securitization Transaction.

“Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Indebtedness” means, with respect to a person, Indebtedness of such person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes or a guarantee of the notes by such person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any person:

(i)  a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof; and

(ii)  any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions).

For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Subsidiary Guarantors” means (i) each of the Company’s United States Restricted Subsidiaries that guarantees any Indebtedness of the Company or any other Restricted Subsidiary; and (ii) any other Subsidiary of the Company that executes a subsidiary guarantee in accordance with the Indenture, and, in each of (i) and (ii), their respective successors and assigns.

“Tangible Assets” means all assets of the Company and its Restricted Subsidiaries, excluding all Intangible Assets and any assets subject to a Securitization Transaction. For purposes of the foregoing, “Intangible Assets” means goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expenses and any other assets properly classified as intangible assets in accordance with GAAP.

“Unrestricted Subsidiary” means each Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries” and each Subsidiary of such Unrestricted Subsidiary.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

PLAN OF DISTRIBUTION

Any broker-dealer (a “Participating Broker-Dealer”) that, pursuant to the Exchange Offer, receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. Each Participating Broker-Dealer will be required to acknowledge in the Letter of Transmittal that it will comply with such prospectus delivery requirement in connection with any resale of Exchange Notes. The Letter of Transmittal states that by making such acknowledgment a Participating Dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Based on interpretations by the Staff of the Commission set forth in no-action letters issued to third parties, the Company believes that this prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by Participating Broker-Dealers in order to satisfy the prospectus delivery requirements applicable to Participating Broker-Dealers in connection with the resale of Exchange Notes as described above. The Company has agreed in the Registration Rights Agreement that it will use its best efforts to make this prospectus available to each Participating Broker-Dealer for use in connection with any resales of such Exchange Notes (subject to the limitations on the use of this prospectus under certain circumstances specified in the Registration Rights Agreement). The obligation of the Company to make this prospectus available as aforesaid will commence on the day that the Exchange Offer is consummated and continue in effect for a 90-day period (the “Broker Prospectus Period”); provided, however, that, if for any day during such period the Company restricts the use of such prospectus, the Broker Prospectus Period shall be extended on a day-for-day basis.

Any sale of Exchange Notes by Participating Broker-Dealers will be for their own account, and the Company will not receive any proceeds of such sales.

Participating Broker-Dealers may from time to time sell Exchange Notes that were received by them in the Exchange Offer in one or more transactions in the over-the-counter market, in privately negotiated transactions, through the writing of options on the Exchange Notes or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. Such sales of Exchange Notes may be made directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Participating Broker-Dealers or purchasers of the Exchange Notes (which compensation may be in excess of customary commissions). Any agents, brokers or dealers that participate in the distribution of the Exchange Notes may be deemed to be underwriters and any commissions received by them and any profit on the resale of such Exchange Notes sold by them might be deemed to be underwriting discounts and commissions under the Securities Act.

During the Broker Prospectus Period, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents (subject to the limitations on the use of this prospectus under certain circumstances specified in the Registration Rights Agreement). Any such requests should be directed to United Rentals (North America), Inc., Attention: Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone: (203) 622-3131.

The Company has agreed in the Registration Rights Agreement to indemnify each Participating Broker-Dealer that resells Exchange Notes pursuant to this prospectus, and their officers, directors and controlling persons, against certain liabilities in connection with the offer and sale of the Exchange Notes, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes and the guarantees will be passed upon for us by Ehrenreich Eilenberg & Krause LLP, 11 East 44th Street, New York, New York 10017.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.